Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Assured Guaranty Corp.

Index to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Independent Auditor's Report

To the Board of Directors and Shareholder of Assured Guaranty Corp.:
We have audited the accompanying consolidated financial statements of Assured Guaranty Corp. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and December 31, 2012, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for each of the three years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Corp. and its subsidiaries at December 31, 2013 and December 31, 2012, and the results of their operations and their cash flows for each of the three years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 14, 2014

Assured Guaranty Corp.
Consolidated Balance Sheets
(dollars in millions except per share and share amounts)

	As of December 31,
	2013	2012
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $1,996 and $2,543)	$2,023	$2,723
Short-term investments, at fair value	71	130
Other invested assets	42	34
Equity method investments in affiliates	308	29
Total investment portfolio	2,444	2,916
Cash	28	17
Premiums receivable, net of commissions payable	210	250
Ceded unearned premium reserve	546	362
Reinsurance recoverable on unpaid losses	105	147
Salvage and subrogation recoverable	28	67
Credit derivative assets	362	388
Deferred tax asset, net	341	371
Current income tax receivable	47	—
Financial guaranty variable interest entities’ assets, at fair value	874	818
Other assets	165	174
Total assets	$5,150	$5,510
Liabilities and shareholder’s equity
Unearned premium reserve	$984	$1,125
Loss and loss adjustment expense reserve	156	308
Reinsurance balances payable, net	85	95
Note payable to affiliate	300	300
Credit derivative liabilities	1,461	1,512
Current income tax payable	—	36
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	514	484
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	395	374
Other liabilities	181	169
Total liabilities	4,076	4,403
Commitments and contingencies (See Note 17)
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock ($720 par value, 500,000 shares authorized; 20,834 shares issued and outstanding)	15	15
Additional paid-in capital	1,041	1,037
Retained earnings (deficit)	5	(56)
Accumulated other comprehensive income, net of tax of $8 and $59)	13	111
Total shareholder’s equity	1,074	1,107
Total liabilities and shareholder’s equity	$5,150	$5,510

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2013	2012	2011
Revenues
Net earned premiums	$73	$98	$93
Net investment income	84	100	99
Net realized investment gains (losses):
Other-than-temporary impairment losses	(11)	(37)	(3)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	8	(26)	1
Other net realized investment gains (losses)	69	5	5
Net realized investment gains (losses)	50	(6)	1
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	(85)	(98)	(19)
Net unrealized gains (losses)	51	(400)	346
Net change in fair value of credit derivatives	(34)	(498)	327
Fair value gains (losses) on committed capital securities	4	(10)	20
Fair value gains (losses) on financial guaranty variable interest entities	3	94	(75)
Other income (loss)	1	(1)	11
Total revenues	181	(223)	476
Expenses
Loss and loss adjustment expenses	(56)	46	(21)
Amortization of deferred acquisition costs	(3)	3	4
Interest expense	15	15	15
Other operating expenses	69	69	70
Total expenses	25	133	68
Income (loss) before income taxes and equity in net earnings of investees	156	(356)	408
Provision (benefit) for income taxes
Current	(46)	37	5
Deferred	93	(178)	121
Total provision (benefit) for income taxes	47	(141)	126
Equity in net earnings of investees	19	—	—
Net income (loss)	$128	$(215)	$282

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2013	2012	2011
Net income (loss)	$128	$(215)	$282
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $(42), $23 and $38	(75)	44	70
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(2), $(7), and $0	(5)	(14)	0
Unrealized holding gains (losses) arising during the period, net of tax	(80)	30	70
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $10, $(2) and $1	20	(4)	2
Change in net unrealized gains on investments	(100)	34	68
Change in cumulative translation adjustment, net of tax provision (benefit) of $3, $1 and $(1)	2	3	(1)
Other comprehensive income (loss)	(98)	37	67
Comprehensive income (loss)	$30	$(178)	$349

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2013, 2012 and 2011

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2010	$—	$15	$1,037	$(38)	$7	$1,021
Net income	—	—	—	282	—	282
Dividends	—	—	—	(30)	—	(30)
Other comprehensive income	—	—	—	—	67	67
Balance at December 31, 2011	—	15	1,037	214	74	1,340
Net loss	—	—	—	(215)	—	(215)
Dividends	—	—	—	(55)	—	(55)
Other comprehensive income	—	—	—	—	37	37
Balance at December 31, 2012	—	15	1,037	(56)	111	1,107
Net income	—	—	—	128	—	128
Dividends	—	—	—	(67)	—	(67)
Capital contribution	—	—	4	—	—	4
Other comprehensive loss	—	—	—	—	(98)	(98)
Balance at December 31, 2013	$—	$15	$1,041	$5	$13	$1,074

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2013	2012	2011
Operating activities
Net income (loss)	$128	$(215)	$282
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Non-cash interest and operating expenses	1	1	1
Net amortization of premium (accretion of discount) on investments	2	8	8
Provision (benefit) for deferred income taxes	93	(178)	121
Net realized investment losses (gains)	(50)	6	(1)
Net unrealized losses (gains) on credit derivatives	(51)	400	(346)
Fair value loss (gain) on committed capital securities	(4)	10	(20)
Equity in net earnings of investees	(19)	—	—
Change in deferred ceding commissions, net	(8)	11	6
Change in premiums receivable, net of commissions payable	33	0	32
Change in ceded unearned premium reserve	62	(5)	13
Change in unearned premium reserve	(141)	(58)	(121)
Change in loss and loss adjustment expense reserve, net	(73)	(38)	102
Change in current income taxes	(83)	50	47
Change in financial guaranty variable interest entities' assets and liabilities, net	9	4	70
(Purchases) sales of trading securities, net	(19)	(23)	(1)
Other	34	(55)	(4)
Net cash flows provided by (used in) operating activities	(86)	(82)	189
Investing activities
Fixed maturity securities:
Purchases	(359)	(313)	(539)
Sales	269	160	251
Maturities	160	224	111
Net sales (purchases) of short-term investments	59	25	82
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	76	77	84
Repayment of notes receivable from affiliate	14	56	—
Proceeds from sale of third party surplus notes	32	—	(1)
Other	(1)	—	—
Net cash flows provided by (used in) investing activities	250	229	(12)
Financing activities
Dividends paid	(67)	(55)	(30)
Net paydowns of financial guaranty variable interest entities’ liabilities	(86)	(107)	(135)
Net cash flows provided by (used in) financing activities	(153)	(162)	(165)
Effect of exchange rate changes	0	1	1
Increase (decrease) in cash	11	(14)	13
Cash at beginning of year	17	31	18
Cash at end of period	$28	$17	$31
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$38	$(1)	$(39)
Interest	$15	$15	$15

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements
December 31, 2013, 2012 and 2011

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (“AGC” and, together with its subsidiaries, the “Company”), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets.

AGC owns 100% of Assured Guaranty (UK) Ltd. (“AGUK”), a company incorporated in the United Kingdom (“U.K.”) as a U.K. insurance company which AGC elected to place into runoff in 2010. In July 2013, AGC purchased approximately 39% of the outstanding shares of Municipal Assurance Holdings Inc. ("MAC Holdings"), a Delaware company newly formed to hold all of the outstanding shares of Municipal Assurance Corp. ("MAC"), a New York domiciled insurance company. In addition, AGC owns 50% of AG PFC Holding LLC (“AGPFC”), which is a Delaware limited liability company that was formed in connection with loss mitigation efforts for a film library securitization transaction, and 100% of Prescott LLC, which is a Delaware limited liability company that was formed in connection with a transaction that AGC insured.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (“Debt Service”), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities; notes issued to finance international infrastructure projects; and asset-backed securities issued by special purpose entities. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the U.K. The Company also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company had sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps ("CDS"). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation.

The Company has not entered into any new CDS in order to sell credit protection since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also contributed to the Company not entering into such new CDS since 2009. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities (“FG VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating foreign functional currency financial statements for U.S. GAAP reporting are recorded in other comprehensive income (loss) ("OCI") within shareholders' equity. Gains and losses relating to transactions in foreign denominations in subsidiaries where the functional currency is the U.S. dollar, are reported in the consolidated statement of operations.

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

Other significant accounting policies are included in the following notes.

Significant Accounting Policies

Premium revenue recognition	Note 4
Policy acquisition cost	Note 5
Expected loss to be paid (Insurance, Credit Derivatives and FG VIE contracts)	Note 6
Loss and loss adjustment expense (Insurance Contracts)	Note 7
Fair value measurement	Note 8
Credit derivatives (at Fair Value)	Note 9
Variable interest entities (at Fair Value)	Note 10
Investments and Cash	Note 11
Income Taxes	Note 14
Employee benefit plans	Note 19

2.	Business Changes and Developments

Market Conditions

Since the financial crisis began six years ago, there have been significant challenges for the U.S. and global economies, which have affected the Company.

•	Historically low interest rates reduced the demand for financial guaranty insurance as well as the average reinvestment rate in the investment portfolio.

•	Rating agency downgrades of the Company reduced the available market for financial guaranty insurance.

•	U.S. municipal budget deficits, and in rare cases bankruptcies, resulted in claims on our policies and reduced new market issuance

•	Residential real estate and other structured products resulted in significant losses and the market for new structured products has not returned to pre-financial crisis levels.

Rating Actions

When a rating agency assigns a public rating to a financial obligation guaranteed by AGC or its subsidiary AGUK, it generally awards that obligation the same rating it has assigned to the financial strength of AGC or AGUK. Investors in products insured by AGC or AGUK frequently rely on ratings published by nationally recognized statistical rating organizations (“NRSROs”) because such ratings influence the trading value of securities and form the basis for many institutions' investment guidelines as well as individuals' bond purchase decisions. Therefore, AGC and AGUK manage their business with the goal of achieving high financial strength ratings. Currently, the financial strength ratings of AGC and AGUK are as follows:

	S&P	Moody’s
AGC	AA (stable outlook)	A3 (stable outlook)
AGUK	AA (stable outlook)	A3 (stable outlook)

If the financial strength ratings of AGC were reduced below current levels, AGC expects it could have adverse effects on its future business opportunities as well as the premiums it could charge for its insurance policies and consequently, a downgrade could harm AGC's new business production and results of operations in a material respect.

The methodologies and models used by NRSROs differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company's products) and change frequently. Ratings reflect only the views of the respective NRSROs and are subject to continuous review and revision or withdrawal at any time.

In the last several years, Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) have taken financial strength rating actions on AGC and AGUK. The latest rating action took place on March 18, 2014 when S&P upgraded the financial strength ratings of AGC and AGUK to AA from AA-. Conversely, on January 17, 2013, Moody’s downgraded the financial strength ratings of AGC and AGUK to A3 from Aa3. On February 3, 2014, Moody's affirmed its financial strength ratings of AGC and AGUK. While the outlook for the ratings from S&P and Moody's is stable, there can be no assurance that S&P and Moody's will not take further action on AGC's and AGUK's ratings. For a discussion of the effect of rating actions on AGC and AGUK, see the following:

•	Note 6, Expected Loss to be Paid

•	Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives

•	Note 15, Reinsurance and Other Monoline Exposures

In July 2013, MAC was assigned a financial strength rating of AA+ (stable outlook) from Kroll Bond Rating Agency and on March 18, 2014, MAC's financial strength rating was upgraded to AA (stable outlook) by S&P.

Business Developments

•	Representation and Warranty Settlements: There have been several settlements of representation and warranty claims over the past three years. See Note 6, Expected Loss to be Paid.

•
Reinsurance: The Company has entered into agreements with reinsurers, including an assumption agreement and an excess of loss reinsurance facility. See Note 15, Reinsurance and Other Monoline Exposures.

3.	Outstanding Exposure

The Company’s financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its insured portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations. The Company also has utilized reinsurance by ceding business to third-party reinsurers. The Company provides financial guaranties with respect to debt obligations of special purpose entities, including variable interest entities ("VIEs"). Some of these VIEs are consolidated as described in Note 10, Consolidation of Variable

Interest Entities. The outstanding par and Debt Service amounts presented below, include outstanding exposures on VIEs whether or not they are consolidated.

The Company has issued financial guaranty insurance policies on public finance obligations and structured finance obligations. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. Structured finance obligations insured by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations.

Significant Risk Management Activities

The Portfolio Risk Management Committee, which includes members of senior management and senior credit and surveillance officers, sets specific risk policies and limits and is responsible for enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out.

Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality.

Work-out personnel are responsible for managing work-out and loss mitigation situations, working with surveillance and legal personnel (as well as outside vendors) as appropriate. They develop strategies for the Company to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage (along with legal personnel) the Company's litigation proceedings.

During the third quarter of 2013, the Company changed the manner in which it presents par outstanding and Debt Service in two ways. First, the Company had included securities purchased for loss mitigation purposes both in its invested assets portfolio and its financial guaranty insured portfolio. Beginning with the third quarter of 2013, the Company excluded such loss mitigation securities from its disclosure about its financial guaranty insured portfolio (unless otherwise indicated) because it manages such securities as investments and not insurance exposure. Second, the Company refined its approach to its internal credit ratings and surveillance categories. Please refer to "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below for additional information.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade ("BIG") surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that, beginning with the third quarter of 2013, the Company's internal credit ratings focus on future performance, rather than lifetime performance. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s insured credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used. The Company models the performance of many of its structured finance transactions as part of its periodic internal credit rating review of them. The Company models most assumed residential mortgage-backed security ("RMBS") credits with par above $1 million, as well as certain RMBS credits below that amount.

Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 6, Expected Loss to be Paid). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the future of that transaction than it will have reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for calculating the expected loss for financial statement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. In 2013, the Company refined the definitions of its BIG surveillance categories to be consistent with its new approach to assigning internal credit ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories". The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Refinement of Approach to Internal Credit Ratings and Surveillance Categories

Typically, when an issuer of a debt security has defaulted on a payment and has not made up that missed payment, the debt security is considered by the rating agencies to be below-investment-grade regardless of its current credit condition. Similarly, the Company had previously considered those securities on which it has made an insurance claim payment that had not been reimbursed to be BIG regardless of their current credit condition.

Structured finance transactions often include mechanisms for reimbursing the Company for its insurance claim payments from assets underlying the transactions to the extent permitted by asset performance. With improvements beginning to occur in the performance of the assets underlying some of the structured finance securities the Company has insured, the Company is receiving reimbursements on some transactions on which it had paid claims in the past. As a result of these improvements, it now projects receiving reimbursements (rather than making claims) in the future on some of those transactions. Under the old approach, a transaction with a projected lifetime loss, no matter how strong on a prospective basis, was required to be rated BIG. During the third quarter of 2013, the Company revised its approach to internal credit ratings. Under its revised approach, a transaction may be rated investment grade if it (a) has turned generally cash-flow positive and (b) is projected to have net future reimbursements with sufficient cushion to warrant an investment grade rating, even if it is projected to have ending lifetime unreimbursed insurance claim payments. The new approach did not result in the upgrade of any transactions to investment grade at December 31, 2013 and at December 31, 2012, but is likely to impact ratings in the future.

The Company also applied its change in approach to internal credit ratings to the Surveillance BIG Category definitions. Previously the BIG Category definitions were based in large part on whether lifetime losses were projected. Under the new approach, the BIG Category definitions are based on whether future losses are projected. The change in approach resulted in the migration of a number of risks within BIG Categories.

Effect of Refinement in Approach to
Internal Credit Ratings and Surveillance Categories
on Net Par Outstanding
As of December 31, 2012

	Previous Approach	New Approach	Difference
	(in millions)
BIG 1	$2,853	$3,290	$437
BIG 2	2,575	2,575	—
BIG 3	2,502	2,065	(437)
Total	$7,930	$7,930	$—

Components of Outstanding Exposure

Debt Service Outstanding (1)

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(in millions)
Public finance	$134,202	$148,161	$57,054	$104,006
Structured finance	35,567	47,104	25,697	34,607
Total financial guaranty	$169,769	$195,265	$82,751	$138,613
____________________

(1)	The decline in net debt service outstanding of the Company's public finance exposure is due primarily to a cession to MAC in July 2013. See note 12, Investment in MAC Holdings, for more information.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect the Company's internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2013

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S		Structured Finance Non-U.S		Total
Rating Category (1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$95	0.3%	$211	7.5%	$9,449	48.3%	$3,036	66.7%	$12,791	22.2%
AA	4,287	14.0	287	10.2	2,566	13.0	142	3.1	7,282	12.6
A	18,501	60.2	1,199	42.7	776	4.0	162	3.6	20,638	35.8
BBB	5,399	17.6	951	33.9	2,132	10.9	981	21.5	9,463	16.4
BIG	2,432	7.9	160	5.7	4,650	23.8	232	5.1	7,474	13.0
Total net par outstanding (excluding loss mitigation bonds)	$30,714	100.0%	$2,808	100.0%	$19,573	100.0%	$4,553	100.0%	$57,648	100.0%
Loss Mitigation Bonds	27		—		332		—		359
Total net par outstanding (including loss mitigation bonds)	$30,741		$2,808		$19,905		$4,553		$58,007

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2012

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S		Structured Finance Non-U.S		Total
Rating Category (1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$137	0.2%	$741	19.8%	$14,014	53.9%	$4,917	73.8%	$19,809	20.9%
AA	8,680	14.9	277	7.4	1,935	7.4	143	2.1	11,035	11.7
A	37,367	64.2	1,209	32.4	1,485	5.7	346	5.2	40,407	42.7
BBB	10,976	18.9	1,326	35.5	2,175	8.4	987	14.8	15,464	16.3
BIG	1,062	1.8	184	4.9	6,414	24.6	270	4.1	7,930	8.4
Total net par outstanding (excluding loss mitigation bonds)	$58,222	100.0%	$3,737	100.0%	$26,023	100.0%	$6,663	100.0%	$94,645	100.0%
Loss Mitigation Bonds	32		—		329		—		361
Total net par outstanding (including loss mitigation bonds)	$58,254		$3,737		$26,352		$6,663		$95,006
____________________

(1)
In the third quarter of 2013, the Company adjusted its approach to assigning internal ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" above. This approach is reflected in the "Financial Guaranty Portfolio by Internal Rating" tables as of both December 31, 2013 and December 31, 2012.

Financial Guaranty Portfolio
by Sector

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Sector	As of December 31, 2013	As of December 31, 2012	As of December 31, 2013	As of December 31, 2012	As of December 31, 2013	As of December 31, 2012
	(dollars in millions)
Public finance:
U.S.:
General obligation	$30,700	$32,786	$22,166	$9,402	$8,534	$23,384
Tax backed	13,516	14,263	7,237	3,777	6,279	10,486
Transportation	7,347	7,677	2,904	1,958	4,443	5,719
Municipal utilities	10,180	11,167	6,354	2,997	3,826	8,170
Healthcare	5,486	6,198	1,811	2,079	3,675	4,119
Higher education	4,233	4,564	2,589	1,279	1,644	3,285
Infrastructure finance	1,466	1,446	473	474	993	972
Investor-owned utilities	475	514	50	52	425	462
Housing	109	121	34	36	75	85
Other public finance—U.S.	2,044	2,197	1,224	657	820	1,540
Total public finance—U.S.	75,556	80,933	44,842	22,711	30,714	58,222
Non-U.S.:
Pooled infrastructure	2,754	3,430	1,610	1,769	1,144	1,661
Infrastructure finance	1,446	1,694	481	520	965	1,174
Regulated utilities	1,336	1,901	710	1,078	626	823
Other public finance—non-U.S.	111	117	38	38	73	79
Total public finance—non-U.S.	5,647	7,142	2,839	3,405	2,808	3,737
Total public finance	81,203	88,075	47,681	26,116	33,522	61,959
Structured finance:
U.S.:
Pooled corporate obligations	$10,843	$16,972	$2,562	$4,013	$8,281	$12,959
RMBS	7,451	9,206	1,752	2,126	5,699	7,080
Commercial mortgage-backed securities ("CMBS") and other commercial real estate related exposures	3,750	4,042	761	815	2,989	3,227
Consumer receivables	1,461	1,533	303	318	1,158	1,215
Insurance securitizations	2,523	2,428	1,832	1,811	691	617
Commercial receivables	718	682	213	199	505	483
Structured credit	63	198	9	30	54	168
Other structured finance—U.S.	480	492	284	218	196	274
Total structured finance—U.S.	27,289	35,553	7,716	9,530	19,573	26,023
Non-U.S.:
Pooled corporate obligations	5,256	7,656	1,443	2,017	3,813	5,639
Commercial receivables	884	1,001	249	270	635	731
RMBS	74	91	15	19	59	72
Structured credit	77	272	33	128	44	144
CMBS and other commercial real estate related exposures	—	100	—	25	—	75
Other structured finance—non-U.S.	2	2	—	—	2	2
Total structured finance—non-U.S.	6,293	9,122	1,740	2,459	4,553	6,663
Total structured finance	33,582	44,675	9,456	11,989	24,126	32,686
Total net par outstanding	$114,785	$132,750	$57,137	$38,105	$57,648	$94,645

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2013

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$6,038	$18,331	$24,369
5 to 10 years	6,289	2,762	9,051
10 to 15 years	6,312	1,171	7,483
15 to 20 years	5,311	460	5,771
20 years and above	9,572	1,402	10,974
Total net par outstanding	$33,522	$24,126	$57,648

In addition to amounts shown in the tables above, AGC had outstanding commitments to provide guaranties of $348 million for structured finance and, together with affiliate Assured Guaranty Municipal Corp. ("AGM"), up to $138 million for public finance obligations at December 31, 2013. The structured finance commitments include the unfunded component of pooled corporate and other transactions. Public finance commitments typically relate to primary and secondary public finance debt issuances. The expiration dates for the public finance commitments range between January 1, 2014 and February 25, 2017, with $14 million expiring prior to December 31, 2014. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2013

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
			(in millions)
First lien U.S. RMBS:
Prime first lien	$37	$256	$21	$314	$342	0.5%
Alt-A first lien	437	650	395	1,482	2,015	2.6
Option ARM	52	51	266	369	466	0.6
Subprime	213	154	137	504	2,518	0.9
Second lien U.S. RMBS:
Closed end second lien	—	—	39	39	91	0.1
Home equity lines of credit (“HELOCs”)	87	—	176	263	267	0.5
Total U.S. RMBS	826	1,111	1,034	2,971	5,699	5.2
Trust preferred securities (“TruPS”)	1,244	102	—	1,346	3,675	2.3
Other structured finance	302	113	150	565	14,752	1.0
U.S. public finance	2,084	273	75	2,432	30,714	4.2
Non-U.S. public finance	56	104	—	160	2,808	0.3
Total	$4,512	$1,703	$1,259	$7,474	$57,648	13.0%

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2012

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
			(in millions)
First lien U.S. RMBS:
Prime first lien	$14	$355	$4	$373	$410	0.4%
Alt-A first lien	477	1,333	175	1,985	2,615	2.1
Option ARM	49	326	82	457	586	0.5
Subprime	57	176	262	495	3,016	0.5
Second lien U.S. RMBS:
Closed end second lien	—	6	42	48	114	0.1
HELOCs	21	—	307	328	339	0.3
Total U.S. RMBS	618	2,196	872	3,686	7,080	3.9
TruPS	1,551	—	716	2,267	4,230	2.4
Other structured finance	349	118	264	731	21,376	0.8
U.S. public finance	588	261	213	1,062	58,222	1.1
Non-U.S. public finance	184	—	—	184	3,737	0.2
Total	$3,290	$2,575	$2,065	$7,930	$94,645	8.4%

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2013

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,978	$1,534	$4,512	92	17	109
Category 2	474	1,229	1,703	46	22	68
Category 3	593	666	1,259	60	19	79
Total BIG	$4,045	$3,429	$7,474	198	58	256

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2012

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,489	$1,801	$3,290	71	29	100
Category 2	563	2,012	2,575	50	25	75
Category 3	1,135	930	2,065	59	21	80
Total BIG	$3,187	$4,743	$7,930	180	75	255
 ____________________

(1)	Includes net par outstanding for FG VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Geographic Distribution of Net Par Outstanding

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2013

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public Finance:
California	446	$3,495	6.1%
Texas	587	3,231	5.6
Florida	190	2,752	4.8
New York	348	2,705	4.7
Pennsylvania	332	2,151	3.7
Illinois	325	1,779	3.1
Puerto Rico	17	1,514	2.6
New Jersey	161	1,422	2.5
Georgia	87	887	1.5
Michigan	175	759	1.3
Other states	1,656	10,019	17.4
Total U.S. public finance	4,324	30,714	53.3
U.S. Structured finance (multiple states)	594	19,573	34.0
Total U.S.	4,918	50,287	87.3
Non-U.S.:
United Kingdom	30	2,812	4.9
France	8	690	1.2
Australia	9	682	1.2
Germany	5	660	1.1
Netherlands	3	384	0.7
Other	35	2,133	3.6
Total non-U.S.	90	7,361	12.7
Total	5,008	$57,648	100.0%

Direct Economic Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where it believes heightened uncertainties exist are: Hungary, Italy, Portugal and Spain (the “Selected European Countries”). The Company is closely monitoring its exposures in Selected European Countries where it believes heightened uncertainties exist. Published reports have identified countries that may be experiencing reduced demand for their sovereign debt in the current environment. The Company selected these European countries based on these reports and its view that their credit fundamentals are deteriorating. The Company’s economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of December 31, 2013

	Hungary (2)	Italy	Portugal (2)	Spain (2)	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Non-infrastructure public finance	$—	$—	$—	$0	$0
Infrastructure finance	—	1	1	7	9
Sub-total	—	1	1	7	9
Non-sovereign exposure:
RMBS	3	—	—	—	3
Sub-total	3	—	—	—	3
Total	$3	$1	$1	$7	$12
Total BIG	$3	$—	$1	$7	$11
 ____________________

(1)	While the Company’s exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, including U.S. dollars, Euros and British pounds sterling.

(2)	See Note 6, Expected Loss to be Paid.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. For direct exposure this can be a relatively straight-forward determination as, for example, a debt issue supported by availability payments for a toll road in a particular country. The Company may also assign portions of a risk to more than one geographic location. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies. In the case of assumed business for direct exposures, the Company depends upon geographic information provided by the primary insurer.

The Company has excluded in the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on (a) pooled corporate and (b) commercial receivables transactions. The Company considers economic exposure to a selected European Country to be indirect when the exposure relates to only a small portion of an insured transaction that otherwise is not related to a Selected European Country. The Company has reviewed transactions through which it believes it may have indirect exposure to the Selected European Countries that is material to the transaction and calculated total net indirect exposure to Selected European Countries in non-sovereign pooled corporate and non-sovereign commercial receivables to be $419 million and $62 million, respectively, based on the proportion of the insured par equal to the proportion of obligors identified as being domiciled in a Selected European Country.

There is de minimis exposure in the "Non-infrastructure public finance" category. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

Exposure to Puerto Rico

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.5 billion net par, all of which is BIG. The following table shows estimated amortization of the general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations insured and rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. The column labeled “Estimated BIG Net Debt Service Amortization” shows the total amount of principal and interest due in the period indicated and represents the maximum net amount the Company would be required to pay on BIG Puerto Rico exposures in a given period assuming the obligors paid nothing on all of those obligations in that period.

Amortization Schedule of BIG Net Par Outstanding
and BIG Net Debt Service Outstanding of Puerto Rico
As of December 31, 2013

	Estimated BIG Net Par Amortization	Estimated BIG Net Debt Service Amortization
	(in millions)
2014	$91	$165
2015	134	204
2016	94	158
2017	53	112
2018	50	106
2019-2023	203	451
2024-2028	203	410
2029-2033	123	280
After 2033	563	732
Total	$1,514	$2,618

Recent announcements and actions by the Governor and his administration indicate officials of the Commonwealth are focused on measures to help Puerto Rico operate within its financial resources and maintain its access to the capital markets. All Puerto Rico credits insured by the Company are current on their debt service payments, and the Company expects them to continue to make their debt service payments. Neither Puerto Rico nor its related authorities and public corporations are eligible debtors under Chapter 9 of the U.S. Bankruptcy Code. However, Puerto Rico faces high debt levels, a declining population and an economy that has been in recession since 2006. Puerto Rico has been operating with a structural budget deficit in recent years, and its two largest pension funds are significantly underfunded.

In January 2014 the Company downgraded most of its insured Puerto Rico credits to BIG, reflecting the economic and financial challenges facing the Commonwealth and due to concerns that the rating agencies would downgrade Puerto Rico and limit its access to credit. Subsequently, in February 2014, S&P, Moody's and Fitch Ratings downgraded much of the debt of Puerto Rico and its related authorities and public corporations to BIG, citing various factors including limited liquidity and market access risk.

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

The amount of unearned premium reserve at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, unearned premium reserve is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company unearned premium reserve is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets prepayments must be contractually prepayable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions, or expected premium collections, an adjustment is recorded to the unearned premium reserve, with a corresponding adjustment to the premium receivable, and prospective changes are recognized in premium revenues. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

The Company recognizes unearned premium reserve as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the unearned premium reserve is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable unearned premium reserve related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

For reinsurance assumed contracts, earned premiums reported in the Company's consolidated statements of operations are calculated based upon data received from ceding companies that cede to Assured Guaranty report premium data between 30 and 90 days after the end of the reporting period. The Company estimates earned premiums for the lag period. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to reinsurance assumed contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Unearned premium reserve ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset. Direct, assumed and ceded earned premium revenue are presented, together as net earned premiums in the statement of operations. Net earned premiums comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Scheduled net earned premiums	$43	$65	$72
Acceleration of net earned premiums	27	32	15
Accretion of discount on net premiums receivable	3	1	6
Financial guaranty insurance net earned premiums	73	98	93
Other	—	—	—
Net earned premiums(1)	$73	$98	$93
___________________

(1)	Excludes $2 million, $2 million and $1 million for the year ended December 31, 2013, 2012 and 2011, respectively, related to consolidated FG VIEs.

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Beginning of period, December 31	$250	$232	$270
Gross premium written, net of commissions on assumed business	2	65	58
Gross premiums received, net of commissions on assumed business	(35)	(55)	(47)
Adjustments:
Changes in the expected term	(11)	5	(57)
Accretion of discount, net of commissions on assumed business	6	4	8
Foreign exchange translation	(2)	0	0
Consolidation of FG VIEs	—	0	(3)
Other adjustments	—	(1)	3
End of period, December 31(1)	$210	$250	$232
___________________

(1)	Excludes $12 million, $13 million and $11 million as of December 31, 2013, 2012 and 2011, respectively, related to consolidated FG VIEs.

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 13% and 15% of installment premiums at December 31, 2013 and 2012, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2013
(in millions)
2014 (January 1 - March 31)	$15
2014 (April 1 - June 30)	7
2014 (July 1 - September 30)	6
2014 (October 1 - December 31)	6
2015	23
2016	21
2017	19
2018	18
2019-2023	71
2024-2028	38
2029-2033	19
After 2033	16
Total (1)	$259
___________________

(1)	Excludes expected cash collections on FG VIEs of $17 million.

Scheduled Net Earned Premiums

As of December 31, 2013
(in millions)
2014 (January 1 - March 31)	$9
2014 (April 1 - June 30)	9
2014 (July 1 - September 30)	9
2014 (October 1 - December 31)	8
Subtotal 2014	35
2015	32
2016	30
2017	28
2018	26
2019-2023	112
2024-2028	79
2029-2033	52
After 2033	44
Total present value basis(1)	438
Discount	27
Total future value	$465
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $10 million.

Selected Information for Policies Paid in Installments

	As of December 31, 2013	As of December 31, 2012
	(dollars in millions)
Premiums receivable, net of commission payable	$210	$250
Gross unearned premium reserve	196	234
Weighted-average risk-free rate used to discount premiums	3.1%	3.6%
Weighted-average period of premiums receivable (in years)	7.7	8.4

5.	Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition are deferred for contracts accounted for as insurance. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission income and expense. Acquisition costs associated with derivative contracts are not deferred.

Direct costs related to the acquisition of new and renewal contracts that result directly from and are essential to the contract transaction are capitalized. These costs include expenses such as ceding commissions and the cost of underwriting personnel. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined rates and included in deferred acquisition costs ("DAC"), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred by the insurer for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC are amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

 Expected losses and loss adjustment expenses (“LAE”), investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

 Rollforward of
Deferred Ceding Commissions,
Net of DAC(1)

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Beginning of period	$(29)	$(21)	$(19)
Costs deferred during the period:
Commissions on assumed and ceded business	4	(9)	(5)
Premium taxes	0	1	3
Compensation and other acquisition costs	1	3	4
Total	5	(5)	2
Costs amortized during the period	2	(3)	(4)
End of period	$(22)	$(29)	$(21)
____________________

(1)	The balances are included in other liabilities on the consolidated balance sheets.

6.	Expected Loss to be Paid

Accounting Policy

The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The Company has paid and expects to pay future losses on policies which fall under each of the three accounting models. The following provides a summarized description of the three accounting models, with references to additional information provided throughout this report. The three models are insurance, derivative and VIE consolidation.

     In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management compiles and analyzes loss information for all policies on a consistent basis. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models.

The discussion of expected loss to be paid within this note encompasses all policies in the insured portfolio. Net expected loss to be paid in the tables below consists of the present value of future: expected claim and LAE payments, expected recoveries of excess spread in the transaction structures, cessions to reinsurers, and expected recoveries for breaches of representations and warranties ("R&W") and other loss mitigation strategies.

Accounting Models:

The following is a summary of each of the accounting models prescribed by GAAP with a reference to the notes that describe the accounting policies and required disclosures. This note provides information regarding expected claim payments to be made under all insured contracts.

Insurance Accounting

For contracts accounted for as financial guaranty insurance, loss and LAE reserve is recorded only to the extent and for the amount that expected losses to be paid exceed unearned premium reserve. As a result, the Company has expected loss to be paid that have not yet been expensed. Such amounts will be expensed in future periods as unearned premium reserve amortizes into income. Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods. Expected loss to be expensed is important because it presents the Company's projection of incurred losses that will be recognized in future periods (excluding accretion of discount). See Note 7, Financial Guaranty Insurance Losses.

Derivative Accounting, at Fair Value

For contracts that do not meet the financial guaranty scope exception in the derivative accounting guidance (primarily due to the fact that the insured is not required to be exposed to the insured risk throughout the life of the contract), the Company records such credit derivative contracts at fair value on the consolidated balance sheet with changes in fair value recorded in the consolidated statement of operations. Expected loss to be paid is an important measure used by management to analyze the net economic loss on credit derivatives. The fair value recorded on the balance sheet represents an exit price in a hypothetical market because the Company does not trade its credit derivative contracts. The fair value is determined using significant Level 3 inputs in an internally developed model while the expected loss to be paid (which represents the net present value of expected cash outflows) uses methodologies and assumptions consistent with financial guaranty insurance expected losses to be paid. See Note 8, Fair Value Measurement and Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

VIE Consolidation, at Fair Value

For financial guaranty insurance contracts issued on the debt of variable interest entities over which the Company is deemed to be the primary beneficiary due to its control rights, as defined in accounting literature, the Company consolidates the FG VIE. The Company carries the assets and liabilities of the FG VIEs at fair value under the fair value option election. Management assesses the losses on the insured debt of the consolidated FG VIEs in the same manner as other financial guaranty insurance and credit derivative contracts. Expected loss to be paid for FG VIEs pursuant to AGC's financial guaranty insurance policies is calculated in a manner consistent with the Company's other financial guaranty insurance contracts. See Note 10, Consolidation of Variable Interest Entities.

Expected Loss to be Paid

The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (i.e. excess spread on the underlying collateral, and estimated and contractual recoveries for breaches of representations and warranties), using current risk-free rates. When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

The current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The Company updates the discount rate each quarter and records the effect of such changes in economic loss development. Expected cash outflows and inflows are probability weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected cash outflows and inflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Expected loss to be paid and economic loss development include the effects of loss mitigation strategies such as negotiated and estimated recoveries for breaches of representations and warranties, and purchases of insured debt obligations. Additionally, in certain cases, issuers of insured obligations elected, or the Company and an issuer mutually agreed as part of a negotiation, to deliver the underlying collateral or insured obligation to the Company.

In circumstances where the Company has acquired its own insured obligations that have expected losses, either as part of loss mitigation strategy or via delivery of underlying collateral, expected loss to be paid is reduced by the proportionate share of the insured obligation that is held in the investment portfolio. The difference between the purchase price of the obligation and the fair value excluding the value of the Company's insurance, is treated as a paid loss for both purchased bonds and delivered collateral or insured obligations. Assets that are purchased or put to the Company are recorded in the investment portfolio, at fair value, excluding the value of the Company's insurance. See Note 11, Investments and Cash and Note 8, Fair Value Measurement.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts. Surveillance personnel present analyses related to potential losses to the Company’s loss reserve committees for consideration in estimating the expected loss to be paid. Such analyses include the consideration of various scenarios with potential probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company’s loss reserve committees review and refresh the estimate of expected loss to be paid each quarter. The Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management.

The following tables include a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector, before and after the benefit for net expected recoveries for contractual breaches of R&W. The Company used weighted-average risk-free rates for U.S. dollar denominated obligations, which ranged from 0.0% to 4.44% as of December 31, 2013 and 0.0% to 3.28% as of December 31, 2012.

Net Expected Loss to be Paid
Before Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2013

	Net Expected Loss to be Paid as of December 31, 2012	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of December 31, 2013(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$7	$12	$(1)	$18
Alt-A first lien	324	(53)	(28)	243
Option ARM	105	7	(49)	63
Subprime	64	12	(11)	65
Total first lien	500	(22)	(89)	389
Second lien:
Closed-end second lien	25	(1)	(5)	19
HELOCs	20	(9)	(16)	(5)
Total second lien	45	(10)	(21)	14
Total U.S. RMBS	545	(32)	(110)	403
TruPS	20	6	12	38
Other structured finance	113	(52)	(107)	(46)
U.S. public finance	22	16	3	41
Non-U.S. public finance	4	—	—	4
Total	$704	$(62)	$(202)	$440

Net Expected Loss to be Paid,
Before Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2012

	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of December 31, 2012(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$3	$4	$—	$7
Alt-A first lien	331	41	(48)	324
Option ARM	147	38	(80)	105
Subprime	68	8	(12)	64
Total first lien	549	91	(140)	500
Second lien:
Closed-end second lien	41	(1)	(15)	25
HELOCs	46	8	(34)	20
Total second lien	87	7	(49)	45
Total U.S. RMBS	636	98	(189)	545
TruPS	48	(24)	(4)	20
Other structured finance	111	5	(3)	113
U.S. public finance	21	16	(15)	22
Non-U.S. public finance	3	1	—	4
Total	$819	$96	$(211)	$704
__________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

(2)
Includes expected LAE to be paid for mitigating claim liabilities of $9 million as of December 31, 2013 and $11 million as of December 31, 2012. The Company paid $9 million and $8 million in LAE for the years ended December 31, 2013 and 2012, respectively.

Net Expected Recoveries from
Breaches of R&W Rollforward
Year Ended December 31, 2013

	Future Net R&W Benefit as of December 31, 2012	R&W Development and Accretion of Discount During 2013	R&W Recovered During 2013(1)	Future Net R&W Benefit as of December 31, 2013
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$(1)	$1
Alt-A first lien	187	(23)	(20)	144
Option ARM	98	(11)	(19)	68
Total first lien	287	(34)	(40)	213
Second lien:
Closed end second lien	19	—	(6)	13
HELOCs	18	19	(37)	—
Total second lien	37	19	(43)	13
Total	$324	$(15)	$(83)	$226

Net Expected Recoveries from
Breaches of R&W Rollforward
Year Ended December 31, 2012

	Future Net R&W Benefit as of December 31, 2011	R&W Development and Accretion of Discount During 2012	R&W Recovered During 2012(1)	Future Net R&W Benefit as of December 31, 2012
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$—	$2
Alt-A first lien	172	15	—	187
Option ARM	84	18	(4)	98
Total first lien	258	33	(4)	287
Second lien:
Closed end second lien	89	1	(71)	19
HELOCs	26	1	(9)	18
Total second lien	115	2	(80)	37
Total	$373	$35	$(84)	$324
 ___________________

(1)	Gross amounts recovered were $103 million and $102 million for years ended December 31, 2013 and 2012, respectively.

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Year Ended December 31, 2013

	Net Expected Loss to be Paid as of December 31, 2012	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of December 31, 2013
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$5	$12	$—	$17
Alt-A first lien	137	(30)	(8)	99
Option ARM	7	18	(30)	(5)
Subprime	64	12	(11)	65
Total first lien	213	12	(49)	176
Second lien:
Closed-end second lien	6	(1)	1	6
HELOCs	2	(28)	21	(5)
Total second lien	8	(29)	22	1
Total U.S. RMBS	221	(17)	(27)	177
TruPS	20	6	12	38
Other structured finance	113	(52)	(107)	(46)
U.S. public finance	22	16	3	41
Non-U.S. public finance	4	—	—	4
Total	$380	$(47)	$(119)	$214

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Year Ended December 31, 2012

	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of December 31, 2012
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$4	$—	$5
Alt-A first lien	159	26	(48)	137
Option ARM	63	20	(76)	7
Subprime	68	8	(12)	64
Total first lien	291	58	(136)	213
Second lien:
Closed-end second lien	(48)	(2)	56	6
HELOCs	20	7	(25)	2
Total second lien	(28)	5	31	8
Total U.S. RMBS	263	63	(105)	221
TruPS	48	(24)	(4)	20
Other structured finance	111	5	(3)	113
U.S. public finance	21	16	(15)	22
Non-U.S. public finance	3	1	—	4
Total	$446	$61	$(127)	$380
__________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid
By Accounting Model
As of December 31, 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$15	$17
Alt-A first lien	25	12	62	99
Option ARM	(14)	—	9	(5)
Subprime	3	—	62	65
Total first lien	16	12	148	176
Second lien:
Closed-end second lien	(1)	7	—	6
HELOCs	(5)	—	—	(5)
Total second lien	(6)	7	—	1
Total U.S. RMBS	10	19	148	177
TruPS	2	—	36	38
Other structured finance	(6)	—	(40)	(46)
U.S. public finance	41	—	—	41
Non-U.S. public finance	3	—	1	4
Total	$50	$19	$145	$214

Net Expected Loss to be Paid
By Accounting Model
As of December 31, 2012

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$3	$5
Alt-A first lien	25	9	103	137
Option ARM	(9)	—	16	7
Subprime	2	—	62	64
Total first lien	20	9	184	213
Second lien:
Closed-end second lien	(1)	7	—	6
HELOCs	2	—	—	2
Total second lien	1	7	—	8
Total U.S. RMBS	21	16	184	221
TruPS	1	—	19	20
Other structured finance	44	—	69	113
U.S. public finance	22	—	—	22
Non-U.S. public finance	4	—	—	4
Total	$92	$16	$272	$380
__________________

(1)	Refer to Note 10, Consolidation of Variable Interest Entities.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development
By Accounting Model
Year Ended December 31, 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$—	$12	$12
Alt-A first lien	(5)	4	(29)	(30)
Option ARM	16	—	2	18
Subprime	2	—	10	12
Total first lien	13	4	(5)	12
Second lien:
Closed-end second lien	1	(2)	—	(1)
HELOCs	(28)	—	—	(28)
Total second lien	(27)	(2)	—	(29)
Total U.S. RMBS	(14)	2	(5)	(17)
TruPS	0	—	6	6
Other structured finance	(47)	—	(5)	(52)
U.S. public finance	16	—	—	16
Non-U.S. public finance	(1)	—	1	—
Total	$(46)	$2	$(3)	$(47)

Net Economic Loss Development
By Accounting Model
Year Ended December 31, 2012

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$2	$4
Alt-A first lien	2	—	24	26
Option ARM	11	—	9	20
Subprime	1	—	7	8
Total first lien	16	—	42	58
Second lien:
Closed-end second lien	8	(10)	—	(2)
HELOCs	7	—	—	7
Total second lien	15	(10)	—	5
Total U.S. RMBS	31	(10)	42	63
TruPS	(9)	—	(15)	(24)
Other structured finance	3	—	2	5
U.S. public finance	16	—	—	16
Non-U.S. public finance	1	—	—	1
Total	$42	$(10)	$29	$61
___________________
(1)    Refer to Note 10, Consolidation of Variable Interest Entities.

(2)    Refer to Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. For transactions where the Company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. Further detail regarding the assumptions and variables the Company used to project collateral losses in its U.S. RMBS portfolio may be found below in the sections “U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime” and “U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien”

The Company is in the process of enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit from the RMBS issuer for such recoveries where the R&W were provided by an entity the Company believes to be financially viable and where the Company already has access or believes it will attain access to the underlying mortgage loan files. Where the Company has an agreement with an R&W provider (e.g., the Bank of America Agreement, the Deutsche Bank Agreement or the UBS Agreement) or where it is in advanced discussions on a potential agreement, that credit is based on the agreement or potential agreement. Where the Company does not have an agreement with the R&W provider but the Company believes the R&W provider to be economically viable, the Company estimates what portion of its past and projected future claims it believes will be reimbursed by that provider. Further detail regarding how the Company calculates these credits may be found under “Breaches of Representations and Warranties” below.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. As noted above, the Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The ultimate performance of the Company’s RMBS transactions remains highly uncertain, may differ from the Company's projections and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices, results from the Company’s loss mitigation activities and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust its RMBS loss projection assumptions and scenarios based on actual performance and management’s view of future performance.

Year-End 2013 Compared to Year-End 2012 U.S. RMBS Loss Projections

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each quarter the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the quarter of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and, for first liens, loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend. Based on such observations the Company chose to use the same general methodology (with the refinements described below) to project RMBS losses as of December 31, 2013 as it used as of December 31, 2012. The Company's use of the same general approach to project RMBS losses as of December 31, 2013 as it used as of December 31, 2012 was consistent with its view at December 31, 2013 that the housing and mortgage market recovery was occurring at a slower pace than it anticipated at December 31, 2012.

The Company refined its first lien RMBS loss projection methodology as of December 31, 2013 to model explicitly the behavior of borrowers with loans that had been modified. The Company has observed that mortgage loan servicers were modifying more mortgage loans (reducing or forbearing from collecting interest or principal or both due on mortgage loans) to reduce the borrowers’ monthly payments and so improve their payment performance than was the case before the mortgage crisis. Borrowers who are current based on their new, reduced monthly payments are generally reported as current, but are more likely to default than borrowers who are current and whose loans have not been modified. The Company believes modified loans are most likely to default again during the first year after modification. The Company set its liquidation rate assumptions as of December 31, 2012 based on observed roll rates and with modification activity in mind. As of December 31, 2013 the Company made a number of refinements to its first lien RMBS loss projection assumptions to treat loan modifications explicitly. Specifically, in the base case approach, it:

•	established a liquidation rate assumption for loans reported as current but that had been reported as modified in the previous 12 months,

•	assumed that currently delinquent loans that did not roll to liquidation would behave like modified loans, and so applied the modified loan liquidation rate to them,

•
increased from two to three years the period over which it calculates the initial CDR based on assumed liquidations of non-performing loans and modified loans, to account for the longer period modified loans will take to default,

•
increased the period it assumes the transactions will experience the initial loss severity assumption before it improves and the period during which the transaction will experience low voluntary prepayment rates,

•	established an assumption for servicers not to advance loan payments on all delinquent loans

The methodology and revised assumptions the Company uses to project first lien RMBS losses and the scenarios it employs are described in more detail below under "U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime". The refinement in assumptions described above resulted in a reduction of the initial CDRs but the application of the initial CDRs for a longer period, which generally resulted in a higher amount of loans being liquidated at the initial CDR under the refined assumptions than under the initial CDR under the previous assumptions. The Company estimated the impact of all of the refinements to its assumptions described above to be an increase of expected losses of approximately $5 million (before adjustments for settlements or loss mitigation purchases) by running on the first lien RMBS portfolio as of December 31, 2013 base case assumptions similar to what it used as of December 31, 2012 and comparing those results to those results from the refined assumptions.

During 2013 the Company observed improvements in the performance of its second lien RMBS transactions that, when viewed in the context of their performance prior to 2013, suggested those transactions were beginning to respond to the improvements in the residential property market and economy being widely reported by market observers. Based on such observations, in projecting losses for second lien RMBS the Company chose to decrease by two months in its base scenario and by three months in its optimistic scenario the period it assumed it would take the mortgage market to recover as compared to December 31, 2012. Also during 2013 the Company observed material improvements in the delinquency measures of certain second lien RMBS for which the servicing had been transferred, and made certain adjustments on just those transactions to reflect its view that much of this improvement was due to loan modifications and reinstatements made by the new servicer and that such recently modified and reinstated loans may have a higher likelihood of defaulting again. The methodology and assumptions the Company uses to project second lien RMBS losses and the scenarios it employs are described in more detail below under "U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien".

The Company observed some improvement in delinquency trends in most of its RMBS transactions during 2013, with some of that improvement in second liens driven by servicing transfers it effectuated. Such improvement is naturally transmitted to its projections for each individual RMBS transaction, since the projections are based on the delinquency performance of the loans in that individual transaction.

Year-End 2012 Compared to Year-End 2011 U.S. RMBS Loss Projections

Based on the Company’s observation during 2012 of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and, for first liens, loss severity) as well as the residential property market and economy in general, the Company chose to use essentially the same assumptions and scenarios to project RMBS loss as of December 31, 2012 as it used as of December 31, 2011, except that as compared to December 31, 2011:

•	in its most optimistic scenario, it reduced by three months the period it assumed it would take the mortgage market to recover; and

•	in its most pessimistic scenario, it increased by three months the period it assumed it would take the mortgage market to recover.

The Company's use of essentially the same assumptions and scenarios to project RMBS losses as of December 31, 2012 as at December 31, 2011 was consistent with its view at December 31, 2012 that the housing and mortgage market recovery was occurring at a slower pace than it anticipated at December 31, 2011. The Company's changes during 2012 to the period it would take the mortgage market to recover in its most optimistic scenario and its most pessimistic scenario allowed it to consider a wider range of possibilities for the speed of the recovery. Since the Company's projections for each RMBS transaction are based on the delinquency performance of the loans in that individual RMBS transaction, improvement or deterioration in that aspect of a transaction's performance impacts the projections for that transaction. The methodology and assumptions the Company uses to project RMBS losses and the scenarios it employs are described in more detail below under "U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime" and "U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien."

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that have been modified in the previous 12 months or are delinquent or in foreclosure or that have been foreclosed and so the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given non-performing category that will default within a specified time period. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. As described above under “Year-End 2013 Compared to Year-End 2012 U.S. RMBS Loss Projections”, the Company refined its methodology as of December 31, 2013 to establishing liquidation rates to explicitly consider loans modifications and revised the period over which it projects these liquidations to occur from two to three years. Based on its review of that data, the Company made the changes described in the following table as of December 31, 2013 and maintained the same liquidation assumptions at December 31, 2012 and December 31, 2011. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	December 31, 2013	December 31, 2012	December 31, 2011
Current Loans Modified in Previous 12 Months
Alt-A and Prime	35%	N/A	N/A
Option ARM	35	N/A	N/A
Subprime	35	N/A	N/A
30 – 59 Days Delinquent
Alt-A and Prime	50	35%	35%
Option ARM	50	50	50
Subprime	45	30	30
60 - 89 Days Delinquent
Alt-A and Prime	60	55	55
Option ARM	65	65	65
Subprime	50	45	45
90+ Days Delinquent
Alt-A and Prime	75	65	65
Option ARM	70	75	75
Subprime	60	60	60
Bankruptcy
Alt A and Prime	60	55	55
Option ARM	60	70	70
Subprime	55	50	50
Foreclosure
Alt-A and Prime	85	85	85
Option ARM	80	85	85
Subprime	70	80	80
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months (up from 24 months as of December 31, 2012), would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans. The refinement in assumptions described above under “Year-End 2013 Compared to Year-End 2012 U.S. RMBS Loss Projections” resulted in a reduction of the initial CDRs but the application of the initial CDRs for a longer period generally resulted in a higher amount of loans being liquidated at the initial CDR under the December 31, 2013 assumptions than under the initial CDR under the December 31, 2012 assumptions.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months (up from a twelve months as of December 31, 2012), except that in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for another nine months (up from six months as of December 31, 2012) then drop to 80% for nine more months (up from six months as of December 31, 2012), in each case before following the ramp described below. The Company determines its initial loss severity based on actual recent experience. The Company’s initial loss severity assumptions for December 31, 2013 were the same as it used for December 31, 2012 and December 31, 2011. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years (up from two years as of December 31, 2012).

The following table shows the range of key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS (1)

	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Alt-A First Lien
Plateau CDR	2.8% - 13.0%	3.8% - 20.1%	2.8% - 21.7%
Intermediate CDR	0.6% - 2.6%	0.8% - 4.0%	0.6% - 4.3%
Period until intermediate CDR	48 months	36 months	36 months
Final CDR	0.1% - 0.7%	0.2% - 1.0%	0.1% - 1.1%
Initial loss severity	65%	65%	65%
Initial conditional prepayment rate ("CPR")	3.9% - 34.2%	1.7% - 39.4%	1.1% - 37.5%
Final CPR	15%	15%	15%
Option ARM
Plateau CDR	5.1% - 15.2%	7.6% - 26.0%	9.6% - 26.4%
Intermediate CDR	1.0% - 3.0%	1.5% - 5.2%	1.9% - 5.3%
Period until intermediate CDR	48 months	36 months	36 months
Final CDR	0.3% - 0.8%	0.4% - 1.3%	0.5% - 1.3%
Initial loss severity	65%	65%	65%
Initial CPR	0.4% - 13.1%	0.0% - 10.7%	0.0% - 29.1%
Final CPR	15%	15%	15%
Subprime
Plateau CDR	5.6% - 14.9%	7.3% - 21.2%	8.3% - 25.4%
Intermediate CDR	1.1% - 3.0%	1.5% - 4.2%	1.7% - 5.1%
Period until intermediate CDR	48 months	36 months	36 months
Final CDR	0.3% - 0.7%	0.4% - 1.1%	0.4% - 1.3%
Initial loss severity	90%	90%	90%
Initial CPR	0.0% - 15.7%	0.0% - 17.6%	0.0% - 16.3%
Final CPR	15%	15%	15%
____________________

(1)	Represents variables for most heavily weighted scenario (the "base case")

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. These assumptions are the same as those the Company used for December 31, 2012 and December 31, 2011 except that, as of December 31, 2013 the period of initial CDRs were assumed to last 12 months longer than they were assumed to last as of December 31, 2012 and 2011, so the initial CPR is also held constant 12 months longer as of December 31, 2013 than it was as of December 31, 2012 or 2011.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the initial conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of December 31, 2013, using the same number of scenarios and weightings as it used as of December 31, 2012 and 2011. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2013 as it used as of December 31, 2012 and 2011, increasing and decreasing the periods of stress from those used in the base case, except that all of the stress periods were longer as of December 31, 2013 than they were as of December 31, 2012 and 2011. In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended six months (to be 42 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $33 million for Alt-A first liens, $8 million for Option ARM, $19 million for subprime and $4 million for prime transactions. In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $89 million for Alt-A first liens, $22 million for Option ARM, $29 million for subprime and $10 million for prime transactions. The Company also considered two scenarios where the recovery was faster than in its base case. In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 18 months and was assumed to recover to 40% over 2.5 years, expected loss to be paid would decrease from current projections by approximately $4 million for Alt-A first lien, $1 million for Option ARM, $2 million for subprime and $1 million for prime transactions. In an even less stressful scenario where the conditional default rate plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months rather than 12 months), expected loss to be paid would decrease from current projections by approximately $34 million for Alt-A first lien, $7 million for Option ARM, $9 million for subprime and $4 million for prime transactions.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

The following table shows the range of key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Plateau CDR	4.2% - 7.0%	6.9% - 12.6%	6.4% - 21.1%
Final CDR trended down to	0.5% - 2.2%	0.5% - 2.2%	0.5% - 2.2%
Period until final CDR	34 months	36 months	36 months
Initial CPR	8.4% - 21.5%	4.9% - 15.4%	3.5% - 24.6%
Final CPR	10%	10%	10%
Loss severity	98%	98%	98%

Closed-end second lien key assumptions	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Plateau CDR	7.3% - 12.0%	7.3% - 14.3%	6.9% - 24.8%
Final CDR trended down to	3.5%	3.5% - 9.1%	3.5% - 9.1%
Period until final CDR	34 months	36 months	36 months
Initial CPR	3.8% - 12.0%	1.9% - 12.5%	0.9% - 14.7%
Final CPR	10%	10%	10%
Loss severity	98%	98%	98%
 ___________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months, adjusted as necessary to reflect one time service events. The fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses. During 2013 the Company observed material improvements in the delinquency measures of certain second lien RMBS for which the servicing had been transferred, and determined that much of this improvement was due to loan modifications and reinstatements made by the new servicer. To reflect the possibility that such recently modified and reinstated loans may have a higher likelihood of defaulting again, for such transactions the Company treated as severely delinquent a portion of the loans that are current or less than 150 days delinquent and that it identified as having been recently modified or reinstated. Even with that adjustment, the improvement in delinquency measures for those transactions resulted in a lower initial CDR for those transactions than the initial CDR calculated as of December 31, 2012.

As of December 31, 2013, for the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting. In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR. This is two months shorter than used for December 31, 2012 and 2011. When a second lien loan defaults, there is generally a very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as December 31, 2012 and December 31, 2011.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, the current CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. The final CPR is assumed to be 10% for both HELOC and closed-end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the CPR at December 31, 2012 and December 31, 2011. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, the loss severity, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). These variables have been relatively stable over the past several quarters and in the relevant ranges have less impact on the projection results than the variables discussed above.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results.

As of December 31, 2013, the Company’s base case assumed a one month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults and weighted them the same as of December 31, 2012 and 2011. Increasing the CDR plateau to four months and increasing the ramp-down by five months to 33-months (for a total stress period of 42 months) would increase the expected loss by approximately $3 million for HELOC transactions and $0.3 million for closed-end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to 18 months (for a total stress period of 24 months) would decrease the expected loss by approximately $3 million for HELOC transactions and $0.3 million for closed-end second lien transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W, that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company insures, it is in a position to enforce these R&W provisions. Soon after the Company observed the deterioration in the performance of its insured RMBS following the deterioration of the residential mortgage and property markets, the Company began using internal resources as well as third party forensic underwriting firms and legal firms to pursue breaches of R&W on a loan-by-loan basis. Where a provider of R&W refused to honor its repurchase obligations, the Company sometimes chose to initiate litigation. See “Recovery Litigation” below. The Company's success in pursuing these strategies permitted the Company to enter into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the Company. Such agreements provide the Company with many of the benefits of pursuing the R&W claims on a loan by loan basis or through litigation, but without the related expense and uncertainty. The Company continues to pursue these strategies against R&W providers with which it does not yet have agreements.

Using these strategies, through December 31, 2013 the Company has caused entities providing R&Ws to pay or agree to pay approximately $0.7 billion (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided insurance.

(in millions)
Agreement amounts already received	$423
Agreement amounts projected to be received in the future	120
Repurchase amounts paid into the relevant RMBS prior to settlement (1)	182
Total R&W payments, gross of reinsurance	$725
____________________

(1)
These amounts were paid into the relevant RMBS transactions (rather than to the Company as in most settlements) and distributed in accordance with the priority of payments set out in the relevant transaction documents. Because the Company may insure only a portion of the capital structure of a transaction, such payments will not necessarily directly benefit the Company dollar-for-dollar, especially in first lien transactions.

Based on this success, the Company has included in its net expected loss estimates as of December 31, 2013 an estimated net benefit related to breaches of R&W of $226 million, which includes $102 million from agreements with R&W providers and $124 million in transactions where the Company does not yet have such an agreement, all net of reinsurance.

Representations and Warranties Agreements (1)

	Agreement Date	Current Net Par Covered	Receipts to December 31, 2013 (net of reinsurance)	Estimated Future Receipts (net of reinsurance)	Eligible Assets Held in Trust (gross of reinsurance)
	(in millions)
Bank of America - First Lien	April 2011	$303	$38	$67	$357	(2)
Bank of America - Second Lien	April 2011	243	224	N/A	N/A
Deutsche Bank	May 2012	990	89	35	88	(3)
UBS	May 2013	185	—	—	—	(4)
Others	Various	80	63	—	—
Total		$1,801	$414	$102	$445
____________________

(1)
This table relates to past and projected future recoveries under R&W and related agreements. Excluded is the $124 million of future net recoveries the Company projects receiving from R&W counterparties in transactions with $702 million of net par outstanding as of December 31, 2013 not covered by current agreements and $600 million of net par partially covered by agreements but for which the Company projects receiving additional amounts.

(2)
Of the $357 million in trust, $101 million collateralizes Bank of America Corporation and certain of its subsidiaries (“Bank of America”) reimbursement obligations in respect of AGC-insured transactions, and $256 million is available to either AGC or AGM, as required.

(3)
Of the $88 million in trust, $73 million collateralizes Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”) reimbursement obligations in respect of AGC-insured transactions, and $15 million is available to either AGC or AGM, as required.

(4)
The Company's agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") was part of an agreement between UBS and Assured Guaranty that covered securities insured by both the Company and an affiliate.  As part of that agreement, the Company released UBS from liability on two insured transactions in return for UBS agreeing to reimburse the Company's affiliate on a number of other insured transactions.

The Company's agreements with Bank of America and Deutsche Bank required an initial payment to the Company to reimburse it for past claims as well as an obligation to reimburse it for a portion of future claims. Bank of America and Deutsche Bank placed eligible assets in trust to collateralize their future reimbursement obligations, and the amount of collateral they are required to post may be increased or decreased from time to time as determined by rating agency requirements. Reimbursement payments under these agreements are made either monthly or quarterly and have been made timely. With respect to the reimbursement for future claims:

•
Bank of America. Under Assured Guaranty's agreement with Bank of America, Bank of America agreed to reimburse Assured Guaranty for 80% of claims on the first lien transactions covered by the agreement that Assured Guaranty pays in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of December 31, 2013, aggregate lifetime collateral losses on those transactions was $3.8 billion ($3.5 billion for AGM and $292 million for AGC), and Assured Guaranty was projecting in its base case that such collateral losses would eventually reach $5.1 billion ($4.7 billion for AGM and $444 million for AGC).

•
Deutsche Bank. Under Assured Guaranty's May 2012 agreement with Deutsche Bank, Deutsche Bank agreed to reimburse Assured Guaranty for certain claims it pays in the future on eight first and second lien transactions, including 80% of claims it pays on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of December 31, 2013, Assured Guaranty was projecting in its base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million.

The agreement also requires Deutsche Bank to reimburse AGC for future claims it pays on certain RMBS re-securitizations. The amount available for reimbursement of claim payments is based on a percentage of the losses that occur in certain uninsured tranches (“Uninsured Tranches”) within the eight transactions described above: 60% of losses on the Uninsured Tranches (up to $141 million of losses), 60% of such losses (for losses between $161 million and $185 million), and 100% of such losses (for losses from $185 million to $248 million). Losses on the Uninsured Tranches from $141 million to $161 million and above $248 million are not included in the calculation of AGC's reimbursement amount for re-securitization claim payments. As of December 31, 2013, Assured Guaranty was projecting in its base case that losses on the Uninsured Tranches would be $150 million. Pursuant to the CDS termination on October 10, 2013 described below, a portion of Deutsche Bank's reimbursement obligation was applied to the terminated CDS. After giving effect to application of the portion of the reimbursement obligation to the terminated CDS, as well as to reimbursements related to other covered RMBS re-securitizations, and based on Assured Guaranty's base case projections for losses on the Uninsured Tranches, Assured Guaranty expects that $30 million will be available to reimburse AGC for re-securitization claim payments on the remaining re-securitizations, and the Company expects that $23.2 million of that $30 million will be used to reimburse AGC's losses. Except for the reimbursement obligation based on losses occurring on the Uninsured Tranches and the termination agreed to described below, the agreement with Deutsche Bank does not cover transactions where Assured Guaranty has provided protection to Deutsche Bank on RMBS transactions in CDS form.

On October 10, 2013, the Company and Deutsche Bank terminated one below investment grade transaction under which the Company had provided credit protection to Deutsche Bank through a CDS. At the time of termination, the Company and the affiliated reinsurer had a net par outstanding on the transaction of $250 million and $44 million, respectively. In connection with the termination, Assured Guaranty agreed to release to Deutsche Bank $60 million of assets held in trust that was in excess of the amount of assets required to be held in trust for regulatory and rating agency capital relief.

•
UBS. On May 6, 2013, Assured Guaranty entered into an agreement with UBS Real Estate Securities Inc. and affiliates (the "UBS Agreement") and a third party resolving Assured Guaranty's claims and liabilities related to specified RMBS transactions that were issued, underwritten or sponsored by UBS and insured by AGM or the Company under financial guaranty insurance policies. The UBS Agreement did not have a monetary impact on the Company's financial results.

The Company calculated an expected recovery of $124 million from breaches of R&W in transactions not covered by agreements with $702 million of net par outstanding as of December 31, 2013 and $600 million of net par partially covered by agreements but for which the Company projects receiving additional amounts. The Company did not incorporate any gain contingencies from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to such contractual R&W is uncertain and subject to a number of factors including the counterparty’s ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company’s estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W not already covered by agreements, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized. The calculation of expected recovery from breaches of such contractual R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the Company's estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future. The Company adjusts the calculation of its expected recovery from breaches of R&W based on changing facts and circumstances with respect to each counterparty and transaction.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the Company decreases its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also decrease, subject to the agreement limits and thresholds described above.

The Company accounts for the loss sharing obligations under the R&W agreements on financial guaranty insurance contracts as subrogation, offsetting the losses it projects by an R&W benefit from the relevant party for the applicable portion of the projected loss amount. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company's exposure. See Note 8, Fair Value Measurement and Note 10, Consolidation of Variable Interest Entities.

 U.S. RMBS Risks with R&W Benefit

	Number of Risks (1) as of		Debt Service as of
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
			(dollars in millions)
Prime first lien	1	1	$19	$22
Alt-A first lien	11	16	1,665	2,333
Option ARM	3	3	309	434
Closed-end second lien	2	2	79	97
HELOC	—	1	—	18
Total	17	23	$2,072	$2,904
____________________
(1)                               A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. This table shows the full future Debt Service (not just the amount of Debt Service expected to be reimbursed) for risks with projected future R&W benefit, whether pursuant to an agreement or not.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with alleged breaches of R&W.

Components of R&W Development

	Year Ended December 31,
	2013	2012
	(in millions)
Inclusion (removal) of deals with breaches of R&W during period	$—	$1
Change in recovery assumptions as the result of additional file review and recovery success	(1)	—
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	(49)	23
Results of settlements	32	9
Accretion of discount on balance	3	2
Total	$(15)	$35

“XXX” Life Insurance Transactions

The Company’s $691 million net par of XXX life insurance transactions as of December 31, 2013 include $149 million rated BIG. The BIG “XXX” life insurance reserve securitization is based on a discrete block of individual life insurance business. In this transaction the monies raised by the sale of the bonds insured by the Company was used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers.

The BIG “XXX” life insurance transaction consists of notes issued by Orkney Re II p.l.c. This transaction had material amounts of its assets invested in U.S. RMBS transactions. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the block of life insurance business at December 31, 2013, the Company's projected net expected loss to be paid is $10 million. The overall decrease of approximately $4 million in expected loss to be paid during 2013 is due primarily to the increase in risk free rates used to discount the long dated losses during the year.

As of December 31, 2012, the Company also recorded an expected loss to be paid of $16 million for another BIG “XXX” life insurance transaction consisting of notes issued by Ballantyne Re p.l.c.  During 2013, a significant amount of the Company’s insured notes were repurchased by Assured Guaranty.  These notes are now held in the Company’s investment portfolio.  As of December 31, 2013, the expected recovery on the remaining Ballantyne Re p.l.c. exposure was $26 million.  The favorable economic development during the year of $42 million was attributable primarily to the repurchases of insured notes and the varying levels of participation in those repurchases by Assured Guaranty’s subsidiaries.

Student Loan Transactions

The Company has insured or reinsured $1.3 billion net par of student loan securitizations, of which $1.0 billion was issued by private issuers and classified as asset-backed and $0.3 billion was issued by public authorities and classified as public finance, of which $6 million and $10 million, respectively are rated BIG. The Company is projecting approximately $0.1 million of net expected loss to be paid in these portfolios. The overall decrease of approximately $1.1 million in net expected loss during 2013 was primarily due to seasoning of the collateral after the restructuring of a certain student loan transaction.

Trust Preferred Securities Collateralized Debt Obligations

The Company has insured or reinsured $3.7 billion of net par (73% of which is in CDS form) of collateralized debt obligations (“CDOs”) backed by TruPS and similar debt instruments, or “TruPS CDOs.” Of the $3.7 billion, $1.3 billion is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts (“REITs”) and other real estate related issuers.

The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. At December 31, 2013, the Company has projected expected losses to be paid for TruPS CDOs of $38 million. The increase of approximately $18 million in 2013 was due primarily to additional defaults and deferrals in the underlying collateral as well as the receipt during the year of $7 million in reimbursements for claims previously paid.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.5 billion net par. The Company rates all of that amount BIG. Although recent announcements and actions by the current Governor and his administration indicate officials of the Commonwealth are focused on measures that are intended to help Puerto Rico operate within its financial resources and maintain its access to the capital markets, Puerto Rico faces significant challenges, including high debt levels, a declining population and an economy that has been in recession since 2006. Puerto Rico has been operating with a structural budget deficit in recent years, and its two largest pension funds are significantly underfunded. In January 2014, AGC downgraded most of its insured Puerto Rico credits to below investment grade, reflecting the economic and financial challenges facing the
Commonwealth and due to concerns that the rating agencies would downgrade Puerto Rico and limit its access to credit. Subsequently, in February 2014, S&P, Moody's and Fitch Ratings downgraded much of the debt of Puerto Rico and its related authorities and public corporations to below investment grade, citing various factors including limited liquidity and market access risk. The Commonwealth has not defaulted on any of its debt. Neither Puerto Rico nor its related authorities and public corporations are eligible debtors under Chapter 9 of the U.S. Bankruptcy Code. Information regarding the Company's exposure general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer "Puerto Rico Exposure" in Note 3, Outstanding Exposure.

Many U.S. municipalities and related entities continue to be under increased pressure, and a few have filed for protection under the U.S. Bankruptcy Code, entered into state processes designed to help municipalities in fiscal distress or otherwise indicated they may consider not meeting their obligations to make timely payments on their debts. Given some of these developments, and the circumstances surrounding each instance, the ultimate outcome cannot be certain and may lead to an increase in defaults on some of the Company's insured public finance obligations. The Company will continue to analyze developments in each of these matters closely. The municipalities whose obligations the Company has insured that have filed for protection under Chapter 9 of the U.S. Bankruptcy Code are: Detroit, Michigan, Jefferson County, Alabama and Stockton, California. The City Council of Harrisburg, Pennsylvania had also filed a purported bankruptcy petition, which was later dismissed by the bankruptcy court; a receiver for the City of Harrisburg was appointed by the Commonwealth Court of Pennsylvania on December 2, 2011.

The Company had net par exposure to the City of Detroit, Michigan of $157 million as of December 31, 2013. On July 18, 2013, Detroit filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. Most of the Company's net par exposure relates to $67 million of sewer revenue bonds and $24 million of water revenue bonds, both of which the Company rates BBB. Both the sewer and water systems provide services to areas that extend beyond the city limits, and the bonds are secured by a lien on "special revenues". The Company also had net par exposure of $66 million as of December 31, 2013 to Detroit's general obligation bonds (UTGO Bonds), which are secured by a pledge of the unlimited tax, full faith, credit and resources of the City and the specific ad valorem taxes approved by the voters solely to pay debt service on the UTGO Bonds; the Company rates the UTGO Bonds below investment grade. Detroit and Assured Guaranty reached a tentative settlement in April 2014 with respect to the treatment of the UTGO Bonds insured by AGC and its affiliate AGM in Detroit's proposed plan of adjustment. The agreement provides for Detroit's continued payment of approximately 78% of future UTGO debt service; confirmation of both the secured status of the UTGO Bonds and the existence of a valid lien on the City’s pledged property tax revenues (UTGO Tax Revenues); a finding that the UTGO Tax Revenues constitute “special revenues” under the U.S. Bankruptcy Code; and the provision of additional security for the UTGO Bonds in the form of a statutory lien on, and intercept of, the City’s distributed state aid. After giving effect to post-petition payments made by Assured Guaranty on the UTGO Bonds, the settlement results in a minimum ultimate recovery of approximately 74% on the UTGO Bonds, with the ability to achieve a higher ultimate recovery rate over time if other debt creditors’ recoveries reach certain specified thresholds. The settlement is subject to a number of conditions, including confirmation of a plan of adjustment that implements the terms of the settlement described above and the execution of definitive documentation.

During 2013, the Company resolved or reached tentative agreements relating to several of its distressed municipal credits:

•
Stockton. On June 28, 2012, the City of Stockton, California filed for bankruptcy protection under Chapter 9 of the U.S. Bankruptcy Code. As of December 31 2013, the Company had paid $14 million in net claims on lease obligation bonds issued by the City that the Company insures. As of December 31, 2013, an affiliate of the Company owns $27 million of such lease obligation bonds and holds them in its investment portfolio. As of December 31, 2013, the Company has paid $14 million in net claims. On October 3, 2013, the Company reached a tentative settlement with Stockton regarding the treatment of the bonds insured by the Company in the City's proposed plan of adjustment. Under the terms of the settlement, the Company would receive title to an office building, the ground lease of which secures the lease revenue bonds, and will also be entitled to certain fixed payments and certain variable payments contingent on the City's revenue growth. The settlement is subject to a number of conditions, including a sales tax increase (which was approved by voters on November 5, 2013), confirmation of a plan of adjustment that implements the terms of the settlement and definitive documentation. Pursuant to an order of the Bankruptcy Court, the City held a vote of its creditors on its proposed plan of adjustment; all but one of the classes polled voted to accept the plan. The court proceeding to determine whether to confirm the plan of adjustment is expected to begin in May 2014. The Company expects the plan to be confirmed and implemented during 2014.

•
Jefferson County. On November 9, 2011, Jefferson County filed for bankruptcy protection under Chapter 9 of the U.S. Bankruptcy Code. After several years of negotiations and litigation with various parties, Jefferson County's revised plan of adjustment was approved by the bankruptcy court and in December 2013 became effective. In connection with such event, the Company, whose exposure to Jefferson County primarily consisted of exposure to its sewer warrants assumed from other monolines, made final payments to, or received final payments from, such monolines and commuted its reinsurance.

•
Harrisburg. The Company has $8 million of net par exposure to The City of Harrisburg, Pennsylvania, all of which is BIG and on which the Company has paid $2 million in net claims as of December 31, 2013. On December 23, 2013, Harrisburg's fiscal recovery plan, known as the “Harrisburg Strong Plan”, was consummated. As a part of the recovery plan, the Company's reinsurance exposure to the City's GO bonds is governed by the terms of a settlement agreement between the City and the primary insurer that provides a limited amount of debt service deferral with reimbursement over an extended term of the financing.

•
Mashantucket Pequot Foxwoods Casino. The Company has no remaining net par exposure to bonds secured by the excess free cash flow of the Foxwoods Casino, run by the Mashantucket Pequot Tribe. The Company had paid $4 million in net claims as of December 31, 2013 and expects full recovery of such amount.

The Company has $250 million of net par exposure to the Louisville Arena Authority. The bond proceeds were used to construct the KFC Yum Center, home to the University of Louisville men's and women's basketball teams. Actual revenues available for Debt Service are well below original projections, and under the Company's internal rating scale, the transaction is BIG.

The Company projects that its total future expected net loss across its troubled U.S. public finance credits as of December 31, 2013 will be $41 million. As of December 31, 2012 the Company was projecting a net expected loss of $22 million across its troubled U.S. public finance credits. The net increase of $19 million in expected loss was primarily attributable to deterioration in the credit of Puerto Rico and its related authorities and public corporations and the bankruptcy filing by the City of Detroit, offset in part primarily by the final resolution of the Company's Jefferson County exposure.

Certain Selected European Country Transactions

The Company insures and reinsures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the regions also to default. The Company's gross exposure to these Spanish and Portuguese credits is €5 million and €3 million, respectively and exposure net of reinsurance for Spanish and Portuguese credits is €5 million and €1 million, respectively. The Company rates most of these issuers in the BB category due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities and covered mortgage bonds issued by Hungarian banks. The Company's gross exposure to these Hungarian credits is $4 million and its exposure net of reinsurance is $3 million all of which is rated BIG. The Company estimated net expected losses of $1 million related to these Spanish, Portuguese and Hungarian credits, which represents no significant change from December 31, 2012. Information regarding the Company's exposure to other Selected European Countries may be found under "Direct Economic Exposure to the Selected European Countries" in Note 3, Outstanding Exposure.

Manufactured Housing

The Company insures or reinsures a total of $68 million net par of securities backed by manufactured housing loans, of which $65 million is rated BIG. The Company has expected loss to be paid of $8 million as of December 31, 2013 down from $11 million as of December 31, 2012 due primarily to the higher risk free rates used to discount losses and additional amortization on certain transactions.

Infrastructure Finance

The Company has insured exposure of approximately $267 million to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued. Although the Company may not experience ultimate loss on a particular transaction, the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time, if at all. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. The Company expected the cash flows from these projects to be sufficient to repay all of the debt over the life of the project concession, but also expected the debt to be refinanced in the market at or prior to its maturity. Due to market conditions, the Company may have to pay a claim when the debt matures, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments is uncertain and may take a long time, ranging from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. The Company estimates total claims for the remaining largest transaction with significant refinancing risk, assuming no refinancing and based on certain performance assumptions, could be $102 million on a gross basis; such claims would be payable in 2018.

Recovery Litigation

RMBS Transactions

As of the date of this filing, AGC and its affiliate AGM have a lawsuit pending in the Supreme Court of the State of New York against DLJ Mortgage Capital, Inc. (“DLJ”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), which provided representations and warranties in certain first lien U.S. RMBS transactions they insure. AGC has alleged breaches of R&W in respect of the underlying loans in the CSAB Mortgage-Backed Pass Through Certificates, Series 2007-1 and TBW Mortgage-Backed Pass Through Certificates, Series 2007-2 transactions and failure to cure or repurchase defective loans identified to such persons. Although DLJ and Credit Suisse successfully dismissed certain causes of action and claims for relief asserted in the complaint, the primary causes of action against DLJ for breach of R&W and breach of its repurchase obligations remain. On February 27, 2014 the Appellate Division, First Department unanimously reversed certain aspects of the partial dismissal by the Supreme Court of the State of New York of certain claims for relief by holding as a matter of law that AGC’s and AGM's remedies for breach of R&W are not limited to the repurchase remedy. On October 21, 2013, AGM and AGC filed an amended complaint against DLJ and Credit Suisse (and added Credit Suisse First Boston Mortgage Securities Corp. as a defendant), asserting claims of fraud and material misrepresentation in the inducement of an insurance contract, in addition to their existing breach of contract claims. The defendants have filed a motion to dismiss certain aspects of the fraud claim against Credit Suisse First Boston Mortgage Securities Corp., and AGM's and AGC's claims for compensatory damages in the form of all claims paid and to be paid by AGM and AGC. The motion to dismiss is currently pending.

“XXX” Life Insurance Transactions

In December 2008, AGUK filed an action against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. Separately, at the trial court level, discovery is ongoing.

7.	Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses. As discussed in Note 8, Fair Value Measurement, contracts that meet the definition of a derivative, as well as consolidated FG VIE assets and liabilities, are recorded separately at fair value. Any expected losses related to consolidated FG VIEs are eliminated upon consolidation. Any expected losses on credit derivatives are not recorded as loss and LAE reserve on the consolidated balance sheet.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is only recorded when the expected loss to be paid exceed the unearned premium reserve on a contract by contract basis.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the “expected loss to be paid” on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if expected loss to be paid is not in excess of unearned premium reserve, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

The Company recognizes the expected recovery of claim payments (including recoveries from settlement with R&W providers) made by an acquired subsidiary prior to the date of acquisition consistent with its policy for recognizing recoveries on all financial guaranty insurance contracts. To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, including the examination of additional loan files and our experience in recovering loans put back to the originator, the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded. The ceded component of salvage and subrogation recoverable is recorded in the line item reinsurance balances payable.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance.

Loss and LAE Reserve
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of December 31, 2013			As of December 31, 2012
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$2	$2	$—	$2
Alt-A first lien	36	—	36	32	—	32
Option ARM	4	4	0	19	0	19
Subprime	3	0	3	3	0	3
First lien	45	4	41	56	0	56
Second lien:
Closed-end second lien	2	—	2	2	0	2
HELOC	0	5	(5)	19	18	1
Second lien	2	5	(3)	21	18	3
Total U.S. RMBS	47	9	38	77	18	59
TruPS	1	—	1	1	—	1
Other structured finance	(8)	5	(13)	44	6	38
U.S. public finance	22	7	15	46	35	11
Non-U.S. public finance	3	—	3	4	—	4
Subtotal	65	21	44	172	59	113
Effect of consolidating FG VIEs	(14)	—	(14)	(11)	—	(11)
Total(1)	$51	$21	$30	$161	$59	$102
 ___________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the reported gross and ceded reserve and salvage and subrogation amounts to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of December 31, 2013	As of December 31, 2012
	(in millions)
Loss and LAE reserve	$156	$308
Reinsurance recoverable on unpaid losses	(105)	(147)
Loss and LAE reserve, net	51	161
Salvage and subrogation recoverable	(28)	(67)
Salvage and subrogation payable(1)	7	8
Salvage and subrogation recoverable, net	(21)	(59)
Other recoverables (2)	(15)	(29)
Net reserves (salvage)	$15	$73
___________________

(1)	Recorded as a component of reinsurance balances payable.

(2)	R&W recoverables recorded in other assets on the consolidated balance sheet.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W
Insurance Contracts

	As of December 31, 2013			As of December 31, 2012
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet(1)	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet(1)
	(in millions)
Salvage and subrogation recoverable, net	$18	$—	$18	$46	$—	$46
Loss and LAE reserve, net	76	(24)	52	97	(28)	69
____________________

(1)	The remaining benefit for R&W is either recorded at fair value in FG VIE assets, or not recorded on the balance sheet until the total loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods) and (2) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2013
(in millions)
Net expected loss to be paid	$69
Less: net expected loss to be paid for FG VIEs	19
Total	50
Salvage and subrogation recoverable, net of reinsurance	21
Loss and LAE reserve, net of reinsurance	(51)
Other recoveries (1)	15
Net expected loss to be expensed (2)	$35
___________________

(1)	R&W recoverables recorded in other assets on the consolidated balance sheet.

(2)	Excludes $5 million as of December 31, 2013 related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to consolidated FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Insurance Contracts

As of December 31, 2013
(in millions)
2014 (January 1 - March 31)	$0
2014 (April 1 - June 30)	1
2014 (July 1 - September 30)	0
2014 (October 1–December 31)	1
Subtotal 2014	2
2015	2
2016	2
2017	2
2018	2
2019 - 2023	8
2024 - 2028	6
2029 - 2033	5
After 2033	6
Net expected loss to be expensed(1)	35
Discount	44
Total future value	$79

____________________

(1)	Consolidation of FG VIEs resulted in reductions of $5 million in net expected loss to be expensed, which is on a present value basis.

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	$0	$1	$—
Alt-A first lien	(1)	3	5
Option ARM	5	25	(35)
Subprime	1	1	(23)
First lien	5	30	(53)
Second lien:
Closed end second lien	(1)	(4)	(5)
HELOC	(27)	(13)	33
Second lien	(28)	(17)	28
Total U.S. RMBS	(23)	13	(25)
TruPS	(1)	(8)	9
Other structured finance	(23)	26	22
Structured finance	(47)	31	6
Public Finance:
U.S. public finance	(5)	12	(20)
Non-U.S. public finance	(1)	(2)	1
Public finance	(6)	10	(19)
Loss and LAE insurance contracts before FG VIE consolidation	(53)	41	(13)
Effect of consolidating FG VIEs	(3)	5	(8)
Loss and LAE	$(56)	$46	$(21)

The following table provides information on financial guaranty insurance contracts categorized as BIG. Previously, the Company had included securities purchased for loss mitigation purposes in its invested assets portfolio and its financial guaranty insured portfolio. Beginning with third quarter 2013, the Company excludes such loss mitigation securities from its disclosure about its financial guaranty insured portfolio (unless otherwise indicated); it has taken this approach as of both December 31, 2013 and December 31, 2012.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2013

	BIG Categories(1)
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(2)	92	(48)	46	(9)	60	(21)	198	—	198
Remaining weighted-average contract period (in years)	12.6	12.2	12.9	13.5	10.2	13.0	12.0	—	12.0
Outstanding exposure:
Principal	$4,172	$(1,194)	$609	$(135)	$1,164	$(571)	$4,045	$—	$4,045
Interest	2,665	(712)	481	(111)	224	(62)	2,485	—	2,485
Total(3)	$6,837	$(1,906)	$1,090	$(246)	$1,388	$(633)	$6,530	$—	$6,530
Expected cash outflows (inflows)	$292	$(49)	$63	$(10)	$387	$(175)	$508	$(117)	$391
Potential recoveries(4)	(270)	39	(17)	2	(155)	21	(380)	83	(297)
Subtotal	22	(10)	46	(8)	232	(154)	128	(34)	94
Discount	(3)	1	(18)	3	(122)	80	(59)	15	(44)
Present value of expected cash flows	$19	$(9)	$28	$(5)	$110	$(74)	$69	$(19)	$50
Unearned premium reserve	$67	$(20)	$7	$(2)	$22	$(12)	$62	$(6)	$56
Reserves (salvage)(5)	$(17)	$2	$22	$(3)	$121	$(96)	$29	$(14)	$15

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2012

	BIG Categories(1)
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(2)	71	(27)	50	(16)	59	(22)	180	—	180
Remaining weighted-average contract period (in years)	12.8	11.8	13.6	13.7	12.1	14.7	12.1	—	12.1
Outstanding exposure:								—
Principal	$1,948	$(459)	$726	$(163)	$2,075	$(940)	$3,187	$—	$3,187
Interest	1,065	(197)	590	(132)	501	(158)	1,669	—	1,669
Total(3)	$3,013	$(656)	$1,316	$(295)	$2,576	$(1,098)	$4,856	$—	$4,856
Expected cash outflows (inflows)	$35	$(6)	$110	$(18)	$1,015	$(366)	$770	$(121)	$649
Potential recoveries(4)	(56)	8	(34)	5	(719)	138	(658)	94	(564)
Subtotal	(21)	2	76	(13)	296	(228)	112	(27)	85
Discount	2	0	(20)	4	(74)	84	(4)	11	7
Present value of expected cash flows	$(19)	$2	$56	$(9)	$222	$(144)	$108	$(16)	$92
Unearned premium reserve	$15	$(3)	$13	$(3)	$22	$(11)	$33	$(7)	$26
Reserves (salvage)(5)	$(28)	$5	$43	$(6)	$207	$(137)	$84	$(11)	$73
___________________

(1)
In third quarter 2013, the Company adjusted its approach to assigning internal ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" in Note 3, Outstanding Exposure. This approach is reflected in the "Financial Guaranty Insurance BIG Transaction Loss Summary" tables as of both December 31, 2013 and December 31, 2012.

(2)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(3)	Includes BIG amounts related to FG VIEs.

(4)	Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(5)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of AGC or AGUK may result in increased claims under financial guaranties issued by the Company if the insured obligors were unable to pay. For example, with respect to variable rate demand obligations (“VRDOs”) for which a bank has agreed to provide a liquidity facility, a downgrade of AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00%—3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGC under its financial guaranty policy. As of December 31, 2013, AGC has insured approximately $0.8 billion net par of VRDOs, of which approximately $55 million of net par constituted VRDOs issued by municipal obligors rated BBB– or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating AGC, vary depending on the transaction.

8.	Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2013, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed Maturity Securities and Short-term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation, listed in the approximate order of priority, include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based on models where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. At December 31, 2013, the Company used models to price eight fixed maturity securities, which was 10% or $206 million of the Company’s fixed maturity securities and short-term investments at fair value. Certain level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Other invested assets include investments carried and measured at fair value on a recurring basis of $41 million. Assets carried on a recurring basis comprise fixed-maturity securities classified as trading and are Level 2 in the fair value hierarchy.

Other Assets

Committed Capital Securities

The fair value of committed capital securities ("CCS"), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS (the “AGC CCS”) and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 18, Note Payable to Affiliate and Credit Facilities). The AGC CCS are carried at fair value with changes in fair value recorded on the consolidated statement of operations. The estimated current cost of the Company’s CCS is based on several factors, including broker-dealer quotes for the outstanding securities, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

Supplemental Executive Retirement Plans

The Company classifies the fair value measurement of the assets of AGC’s various supplemental executive retirement plans as either Level 1 or Level 2. The fair value of these assets is valued based on the observable published daily values of the underlying mutual fund included in the aforementioned plans (Level 1) or based upon the net asset value of the funds if a published daily value is not available (Level 2).

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate, (except for certain rare circumstances); however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are completed for an amount that approximates the present value of future premiums, not at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties to terminate certain CDS contracts. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary modeling that uses both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with the previous several years, market conditions at December 31, 2013 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

Listed below are various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts.

•	Gross spread.

•	The allocation of gross spread among:

•	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

•	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

•	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

•	The weighted average life which is based on future expected premium cash flows and Debt Service schedules.

•The rates used to discount future expected premium cash flows which ranged from 0.21% to 3.88% at December 31, 2013 and 0.21% to 2.81% at December 31, 2012.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of December 31, 2013	As of December 31, 2012
Based on actual collateral specific spreads	13%	11%
Based on market indices	77%	80%
Provided by the CDS counterparty	10%	9%
Total	100%	100%
__________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.
The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on an alternative transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 47% and 64%, based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of December 31, 2013 and December 31, 2012, respectively. The change period over period is driven by AGC's credit spreads narrowing to levels supported by today's economy. As a result of this, the cost to hedge AGC's name has declined significantly causing more transactions to price above previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.

Example

Following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The Company premium received per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company received premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGC’s name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At December 31, 2013 and 2012, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGC's name.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities. See Note 10, Consolidation of Variable Interest Entities.

The FG VIEs that are consolidated by the Company issued securities collateralized by first lien and second lien RMBS and other loans and receivables. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e. unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices were generally determined with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach and the third-party’s proprietary pricing models. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the FG VIE tranches insured by the Company, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithm’s designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is also sensitive to changes relating to estimated prepayment speeds; market values of the underlying assets; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to affiliate is determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using the effect of changes in U.S. Treasury yield at the end of each reporting period as well as the change in its own credit spread. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are included in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2013

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities
Obligations of state and political subdivisions	$1,177	$—	$1,149	$28
U.S. government and agencies	459	—	459	—
Corporate securities	59	—	59	—
Mortgage-backed securities:
RMBS	67	—	16	51
CMBS	21	—	21	—
Asset-backed securities	128	—	1	127
Foreign government securities	112	—	112	—
Total fixed maturity securities	2,023	—	1,817	206
Short-term investments	71	40	31	—
Other invested assets	41	—	41	—
Credit derivative assets	362	—	—	362
FG VIEs’ assets, at fair value	874	—	—	874
Other assets(1)	52	16	11	25
Total assets carried at fair value	$3,423	$56	$1,900	$1,467
Liabilities:
Credit derivative liabilities	$1,461	$—	$—	$1,461
FG VIEs’ liabilities with recourse, at fair value	514	—	—	514
FG VIEs’ liabilities without recourse, at fair value	395	—	—	395
Total liabilities carried at fair value	$2,370	$—	$—	$2,370

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2012

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities
Obligations of state and political subdivisions	$1,860	$—	$1,837	$23
U.S. government and agencies	426	—	426	—
Corporate securities	136	—	136	—
Mortgage-backed securities:
RMBS	101	—	67	34
CMBS	82	—	82	—
Asset-backed securities	26	—	—	26
Foreign government securities	92	—	92	—
Total fixed maturity securities	2,723	—	2,640	83
Short-term investments	130	58	72	—
Other invested assets	23	—	23	—
Credit derivative assets	388	—	—	388
FG VIEs’ assets, at fair value	818	—	—	818
Other assets(1)	40	14	5	21
Total assets carried at fair value	$4,122	$72	$2,740	$1,310
Liabilities:
Credit derivative liabilities	$1,512	$—	$—	$1,512
FG VIEs’ liabilities with recourse, at fair value	484	—	—	484
FG VIEs’ liabilities without recourse, at fair value	374	—	—	374
Total liabilities carried at fair value	$2,370	$—	$—	$2,370
 ____________________

(1)	Includes fair value of CCS and supplemental executive retirement plan assets.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2013 and 2012.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2013

	Fixed Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2012	$23		$34		$26		$818		$21		$(1,124)		$(484)		$(374)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	(9)	(2)	1	(2)	4	(2)	132	(3)	4	(4)	(34)	(6)	(66)	(3)	(71)	(3)
Other comprehensive income(loss)	14		6		7		—		—		—		—		—
Purchases	—		20		91		—		—		—		—		—
Settlements	—		(10)		(1)		(76)		—		59		36		50
FG VIE consolidations	—		—		—		—		—		—		—		—
Fair value as of December 31, 2013	$28		$51		$127		$874		$25		$(1,099)		$(514)		$(395)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2013	$14		$7		$7		$195		$4		$(119)		$(69)		$(112)

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2012

	Fixed Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2011	$—		$25		$6		$763		$31		$(621)		$(471)		$(358)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	—	(2)	(3)	(2)	—	(2)	125	(3)	(10)	(4)	(498)	(6)	(54)	(3)	(74)	(3)
Other comprehensive income(loss)	(11)		6		3		—		—		—		—		—
Purchases	34		13		17		—		—		(100)	(7)	—		—
Settlements	—		(7)		—		(77)		—		95		49		58
FG VIE consolidations	—		—		—		7		—		—		(8)		—
Fair value as of December 31, 2012	$23		$34		$26		$818		$21		$(1,124)		$(484)		$(374)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2012	$(11)		$6		$3		$215		$(10)		$(400)		$(59)		$(148)

____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

(7)	Represents transferred ownership and assumed obligations related to a film securitization that AGC had previously guaranteed under a credit derivative contract.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2013

Financial Instrument Description	Fair Value at December 31, 2013 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
Obligations of state and	$28	Discounted cash	Rate of inflation	1.0% - 3.0%
political subdivisions		flow	Cash flow receipts	60.9%
			Yield	9.0%
			Collateral recovery period	15 months - 35 years

RMBS	51	Discounted cash	CPR	1.1% - 15.8%
		flow	CDR	5.5% - 22.9%
			Severity	53.1% - 102.5%
			Yield	3.1% - 9.4%

Asset-backed securities:
XXX life insurance	127	Discounted cash	Yield	12.5%
transactions		flow

FG VIEs’ assets, at fair value	874	Discounted cash	CPR	1.5% - 11.8%
		flow	CDR	3.9% - 20.0%
			Loss severity	51.3% - 102.0%
			Yield	3.9% - 10.2%

Other assets	25	Discounted cash	Quotes from third party
		flow	pricing	$48 - $53
			Term (in years)	5 years

Liabilities:
Credit derivative liabilities, net	(1,099)	Discounted cash	Year 1 loss estimates	0.0% - 48.0%
		flow	Hedge cost (in bps)	46.3 - 460.0
			Bank profit (in bps)	3.9 - 1,148.5
			Internal floor (in bps)	7.0 - 30.0
			Internal credit rating	AAA - BIG

FG VIEs’ liabilities, at fair value	(909)	Discounted cash	CPR	1.5% - 11.8%
		flow	CDR	3.9% - 20.0%
			Loss severity	51.3% - 102.0%
			Yield	3.9% - 10.2%

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2012

Financial Instrument Description	Fair Value at December 31, 2012 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
Obligations of state and	$23	Discounted cash	Rate of inflation	1.0% - 3.0%
political subdivisions		flow	Cash flow receipts	85.8%
			Yield	4.3% - 9.0%
			Collateral recovery period	1 month - 43 years

RMBS	34	Discounted cash	CPR	0.8% - 7.5%
		flow	CDR	8.3% - 22.3%
			Severity	48.1% - 101.3%
			Yield	5.8% - 9.9%

Asset-backed securities:
XXX life insurance	26	Discounted cash	Yield	12.5%
transactions		flow

FG VIEs’ assets, at fair value	818	Discounted cash	CPR	1.0% - 10.9%
		flow	CDR	4.0% - 21.5%
			Loss severity	58.6% - 101.3%
			Yield	5.0% - 13.5%

Other assets	21	Discounted cash	Quotes from third party
		flow	pricing	$38 - $48
			Term (in years)	3 years

Liabilities:
Credit derivative liabilities, net	(1,124)	Discounted cash	Year 1 loss estimates	0.0% - 58.7%
		flow	Hedge cost (in bps)	67.5 - 678.4
			Bank profit (in bps)	3.8 - 1,312.9
			Internal floor (in bps)	7.0 - 30.0
			Internal credit rating	AAA - BIG

FG VIEs’ liabilities, at fair value	(858)	Discounted cash	CPR	1.0% - 10.9%
		flow	CDR	4.0% - 21.5%
			Loss severity	58.6% - 101.3%
			Yield	5.0% - 13.5%

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2013		As of December 31, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$2,023	$2,023	$2,723	$2,723
Short-term investments	71	71	130	130
Other invested assets	41	41	35	35
Credit derivative assets	362	362	388	388
FG VIEs’ assets, at fair value	874	874	818	818
Other assets	72	72	70	70
Liabilities:
Financial guaranty insurance contracts(1)	321	1,498	673	1,954
Note payable to affiliate	300	263	300	228
Credit derivative liabilities	1,461	1,461	1,512	1,512
FG VIEs’ liabilities with recourse, at fair value	514	514	484	484
FG VIEs’ liabilities without recourse, at fair value	395	395	374	374
Other liabilities	13	13	—	—
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

9.	Financial Guaranty Contracts Accounted for as Credit Derivatives

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, contractual claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commissions expense or income and realized gains or losses related to their early termination. Net unrealized gains and losses on credit derivatives represent the adjustments for changes in fair value in excess of realized gains and other settlements. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 8, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). Until the Company ceased selling credit protection through credit derivative contracts in the beginning of 2009, following the issuance of regulatory guidelines that limited the terms under which the credit protection could be sold, management considered these agreements to be a normal part of its financial guaranty business. The potential capital or margin requirements that may apply under the Dodd-Frank Act contributed to the decision of the Company not to sell new credit protection through CDS in the foreseeable future.

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, while the Company’s exposure under credit derivatives, like the Company’s exposure under financial guaranty insurance contracts, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 5.3 years at December 31, 2013 and 4.6 years at December 31, 2012. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives
Subordination and Ratings

	As of December 31, 2013				As of December 31, 2012
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$6,301	37.1%	39.7%	AAA	$10,597	37.2%	37.0%	AAA
Synthetic investment grade pooled corporate	430	30.0	29.1	AAA	430	30.0	29.1	AAA
TruPS CDOs	2,678	46.0	33.2	BB+	3,100	46.9	32.4	BB
Market value CDOs of corporate obligations	568	38.8	36.1	AAA	1,583	41.3	33.9	AAA
Total pooled corporate obligations	9,977	39.3	37.3	AA	15,710	39.4	35.6	AA+
U.S. RMBS:
Option ARM and Alt-A first lien	1,982	19.2	8.6	BB-	2,597	20.2	10.4	B+
Subprime first lien	2,263	30.5	51.9	AA-	2,698	29.8	52.6	A+
Prime first lien	220	10.9	3.2	CCC	277	10.9	5.2	B
HELOCs	—	—	—	—	6	—	—	A+
Total U.S. RMBS	4,465	24.4	30.1	BBB	5,578	24.2	30.4	BBB
CMBS	2,958	33.5	42.5	AAA	3,238	33.3	41.8	AAA
Other	3,016	—	—	A	3,883	—	—	A
Total	$20,416			AA-	$28,409			AA
____________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation (“CLO”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $1.2 billion of exposure to two pooled infrastructure transactions comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at AAA levels at origination. The remaining $1.8 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables. Of the total net par outstanding in the "Other" sector, $0.1 billion is rated BIG.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2013		As of December 31, 2012
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$11,662	57.1%	$17,990	63.3%
AA	1,966	9.6	1,392	4.9
A	1,302	6.4	2,108	7.4
BBB	2,057	10.1	2,176	7.7
BIG	3,429	16.8	4,743	16.7
Credit derivative net par outstanding	$20,416	100.0%	$28,409	100.0%

Net Change in Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Net credit derivative premiums received and receivable	$42	$54	$68
Net ceding commissions (paid and payable) received and receivable	4	6	7
Realized gains on credit derivatives	46	60	75
Terminations	—	—	(17)
Net credit derivative losses (paid and payable) recovered and recoverable	(131)	(158)	(77)
Realized gains (losses) and other settlements on credit derivatives	(85)	(98)	(19)
Net change in unrealized gains (losses) on credit derivatives (1)	51	(400)	346
Net change in fair value of credit derivatives	$(34)	$(498)	$327
  ____________________

(1)
Except for net estimated credit impairments (i.e., net expected loss to be paid as discussed in Note 6), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

The table below sets out the net par amount of credit derivative contracts that the Company and its counterparties agreed to terminate on a consensual basis.

Net Par and Accelerations of Credit Derivative Revenues
from Terminations of CDS Contracts

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Net par of terminated CDS contracts	$2,044	$1,729	$6,343
Accelerations of credit derivative revenues	1	1	8

In 2013, in addition to the agreements to terminate CDS transactions discussed above, in connection with loss mitigation efforts, the Company terminated a CDS transaction that referenced a film securitization after paying the counterparty $84 million which was recorded in realized gains (losses) and other settlements on credit derivatives, with a corresponding release of the unrealized loss recorded in unrealized gains (losses) on credit derivatives of $114 million for a net change in fair value of credit derivatives of $30 million.

Net Change in Unrealized Gains (Losses) on Credit Derivatives By Sector

	Year Ended December 31,
Asset Type	2013	2012	2011
	(in millions)
Pooled corporate obligations	$(30)	$15	$18
U.S. RMBS	(52)	(466)	299
CMBS	(1)	2	8
Other (1)	134	49	21
Total	$51	$(400)	$346
  ____________________

(1)	“Other” includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS securities, and pooled infrastructure securities.

During 2013, unrealized fair value gains were generated in the Other sector primarily as a result of the termination of a film securitization transaction and a UK infrastructure transaction. These unrealized gains were partially offset by unrealized fair value losses in the prime first lien, Alt-A, Option ARM and subprime RMBS sectors due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection decreased. These transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased the implied spreads that the Company would expect to receive on these transactions increased.

During 2012, U.S. RMBS unrealized fair value losses were generated primarily in the prime first lien, Alt-A, Option ARM and subprime RMBS sectors primarily as a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased.

In 2011, U.S. RMBS unrealized fair value gains were generated primarily in the Option ARM, Alt-A, prime first lien and subprime sectors primarily as a result of the increased cost to buy protection in AGC's name as the market cost of AGC's credit protection increased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC increased, the implied spreads that the Company would expect to receive on these transactions decreased. The unrealized fair value gain in Other primarily resulted from tighter implied net spreads on a XXX life securitization transaction and a film securitization, which also resulted from the increased cost to buy protection in AGC's name.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads.

Five-Year CDS Spread
on AGC
Quoted price of CDS contract (in basis points)

	As of December 31,
	2013	2012	2011
AGC	460	678	1,140

One-Year CDS Spread
on AGC
Quoted price of CDS contract (in basis points)

	As of December 31,
	2013	2012	2011
AGC	185	270	965

Fair Value of Credit Derivatives
and Effect of AGC
Credit Spreads

	As of December 31, 2013	As of December 31, 2012
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(2,234)	$(3,129)
Plus: Effect of AGC credit spread	1,135	2,005
Net fair value of credit derivatives	$(1,099)	$(1,124)

The fair value of CDS contracts at December 31, 2013, before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are 2005-2007 vintages of prime first lien, Alt-A, Option ARM, subprime RMBS deals as well as trust-preferred and pooled corporate securities. Comparing December 31, 2013 with December 31, 2012, there was a narrowing of spreads primarily related to Option ARM and Alt-A first lien, and subprime RMBS transactions, as well as the Company's pooled corporate obligations. This narrowing of spreads combined with the run-off of par outstanding and termination of securities resulted in a gain of approximately $895 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spread over the past several years has been due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, TruPS CDO, and CLO markets as well as continuing market concerns over the 2005-2007 RMBS vintages.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 6) for contracts accounted for as derivatives.

Net Fair Value and Expected
Losses of Credit Derivatives
by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Present Value of Expected Claim (Payments) Recoveries (1)
Asset Type	As of December 31, 2013	As of December 31, 2012	As of December 31, 2013	As of December 31, 2012
	(in millions)
Pooled corporate obligations	$(24)	$17	$(26)	$(12)
U.S. RMBS	(1,014)	(957)	(127)	(160)
CMBS	(2)	(1)	—	—
Other	(59)	(183)	33	(67)
Total	$(1,099)	$(1,124)	$(120)	$(239)
____________________

(1)
Represents the expected claim payments (recoveries) in excess of the present value of future installment fees to be received of $25 million as of December 31, 2013 and $33 million as of December 31, 2012. Includes R&W benefit of $132 million as of December 31, 2013 and $181 million as of December 31, 2012.

Ratings Sensitivities of Credit Derivative Contracts

Within the Company’s insured CDS portfolio, the transaction documentation for approximately $1.7 billion in CDS gross par insured as of December 31, 2013 provides that a downgrade of AGC's financial strength rating below BBB- or Baa3 would constitute a termination event that would allow the relevant CDS counterparty to terminate the affected transactions. As of December 31, 2012, such amount was $2.0 billion. If the CDS counterparty elected to terminate the affected transactions, AGFP, the affiliate of AGC that enters into the credit derivative transactions as the seller of protection, as to which AGC is the credit support provider, could be required to make a termination payment (or may be entitled to receive a termination payment from the CDS counterparty). The Company does not believe that it can accurately estimate the termination payments AGC could be required to make if, as a result of any such downgrade, a CDS counterparty terminated the affected transactions. These payments could have a material adverse effect on the Company’s liquidity and financial condition.

The transaction documentation for approximately $10.3 billion in CDS gross par insured as of December 31, 2013 requires AGC to post eligible collateral to secure its obligations to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. For approximately $9.9 billion of such contracts, AGC has negotiated caps such that the posting requirement cannot exceed a certain fixed amount, regardless of the mark-to-market valuation of the exposure or the financial strength ratings of AGC. For such contracts, AGC need not post on a cash basis more than $665 million, although the value of the collateral posted may exceed such fixed amount depending on the advance rate agreed with the counterparty for the particular type of collateral posted. For the remaining approximately $338 million of such contracts, AGC could be required from time to time to post additional collateral without such cap based on movements in the mark-to-market valuation of the underlying exposure. As of December 31, 2013, the Company was posting approximately $674 million to secure obligations under its CDS exposure, of which approximately $59 million related to such $338 million of notional. As of December 31, 2012, the Company was posting approximately $728 million, of which approximately $68 million related to $400 million of notional where AGC could be required to post additional collateral based on movements in the mark-to-market valuation of the underlying exposure.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of December 31, 2013

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(2,313)	$(1,214)
50% widening in spreads	(1,706)	(607)
25% widening in spreads	(1,403)	(304)
10% widening in spreads	(1,221)	(122)
Base Scenario	(1,099)	—
10% narrowing in spreads	(982)	117
25% narrowing in spreads	(807)	292
50% narrowing in spreads	(514)	585
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

10.	Consolidation of Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGC does not sponsor any VIEs when underwriting third party financial guaranty insurance or credit derivative transactions, nor has it acted as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs they insure and would only be required to make payments on these debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay Debt Service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 6, Expected Loss to be Paid.

Accounting Policy

For all years presented, the Company has evaluated whether it was the primary beneficiary of its VIEs. If the Company concludes that it is the primary beneficiary it is required to consolidate the entire VIE in the Company's financial statements and eliminate the effects of the financial guaranty insurance contracts issued by AGC on the consolidated FG VIEs debt obligations.

The primary beneficiary of a VIE is the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. The Company reassesses whether the Company is the primary beneficiary of a VIE on a quarterly basis.
As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. As of December 31, 2013 and December 31, 2012 the Company had issued financial guaranty contracts for approximately 550 and 600 VIEs, respectively, that it did not consolidate.

The FG VIEs' liabilities that are insured by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs' assets. FG VIEs' liabilities that are not insured by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs' assets.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs' activities. The Company records the fair value of FG VIE assets and liabilities based on modeled prices. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date. Interest income and interest expense are derived from the trustee reports and included in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations. The Company has elected the fair value option for assets and liabilities classified as FG VIEs' assets and liabilities because the carrying amount transition method was not practical.

The cash flows generated by the FG VIE assets, including R&W recoveries, are classified as cash flows from investing activities. Paydowns of FG liabilities are supported by the cash flows generated by FG VIE assets, and for liabilities with recourse, possibly claim payments made by AGC under its financial guaranty insurance contracts. Paydowns of FG liabilities both with and without recourse are classified as cash flows used in financing activities by the Company. Interest income, interest expense and other expenses of the FG VIE assets and liabilities are classified as operating cash flows. Claim payments made by AGC under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIE liabilities as a financing activity as opposed to an operating activity of AGC.

Consolidated FG VIEs

Number of FG VIE's Consolidated

	Year Ended December 31,
	2013	2012	2011
Beginning of the year	8	7	5
Consolidated(1)	—	1	2
End of the year	8	8	7
____________________

(1)	Net loss on consolidation was $1 million in 2012 and $55 million in 2011 and recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due was approximately $201 million at December 31, 2013 and $237 million at December 31, 2012. The aggregate unpaid principal of the FG VIEs’

assets was approximately $451 million greater than the aggregate fair value at December 31, 2013, excluding the effect of R&W settlements. The aggregate unpaid principal of the FG VIEs’ assets was approximately $644 million greater than the aggregate fair value at December 31, 2012, excluding the effect of R&W settlements.The change in the instrument-specific credit risk of the FG VIEs’ assets for 2013 were gains of $86 million. The change in the instrument-specific credit risk of the FG VIEs’ assets for 2012 were gains of $93 million.

The unpaid principal for FG VIE liabilities with recourse was $682 million and $721 million as of December 31, 2013 and December 31, 2012, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2027 to 2038. The aggregate unpaid principal balance was approximately $400 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2013.The aggregate unpaid principal balance was approximately $581 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2012.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations.

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2013			As of December 31, 2012
	Number of FG VIEs	Assets	Liabilities	Number of FG VIEs	Assets	Liabilities
	(dollars in millions)
With recourse:
First lien	2	$54	$60	2	$54	$57
Second lien	5	66	95	5	79	116
Other	1	359	359	1	311	311
Total with recourse	8	479	514	8	444	484
Without recourse	—	395	395	—	374	374
Total	8	$874	$909	8	$818	$858

The consolidation of FG VIEs has a significant effect on net income and shareholder’s equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the AGC FG VIE liabilities with recourse and (3) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income
Cash Flows From Operating Activities and Shareholder’s Equity

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Net earned premiums	$(2)	$(2)	$(1)
Net investment income	(2)	(2)	(2)
Net realized investment gains (losses)	0	—	—
Fair value gains (losses) on FG VIEs	3	94	(75)
Loss and LAE	3	(5)	8
Total pretax effect on net income	2	85	(70)
Less: tax provision (benefit)	1	30	(24)
Total effect on net income (loss)	$1	$55	$(46)

Effect of consolidating VIEs on cash flows from operating activities	$10	$30	$60

	As of December 31, 2013	As of December 31, 2012
	(in millions)
Effect on shareholder’s equity (decrease) increase	$(24)	$(26)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs’ assets and liabilities. In 2013, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $3 million. The gain was primarily driven by price appreciation on the Company’s FG VIE assets during the year resulting from improvements in the underlying collateral, as well as large principal paydowns made on the Company’s FG VIEs.

For the year ended December 31, 2012, the Company recorded a pre-tax fair value gain on FG VIEs of $94 million. The gain for the year is a result of a $107 million R&W settlement with Deutsche Bank that closed during the second quarter of 2012. This gain was partially offset by a loss in the first quarter 2012, which mainly resulted from price appreciation on wrapped FG VIEs liabilities, as market participants gave more value to the guarantees provided by monoline insurers.

Non-Consolidated VIEs

To date, the Company’s analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

11.	Investments and Cash

Accounting Policy

The vast majority of the Company's investment portfolio is composed of fixed maturity and short-term investments, classified as available-for-sale at the time of purchase (approximately 86% based on carrying value at December 31, 2013), and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired ("OTTI") securities are bifurcated between credit losses and non-credit changes in fair value. Credit losses on OTTI securities are recorded in the statement of operations and the non-credit component of OTTI securities are recorded in OCI. For securities where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, declines in fair value are recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other than temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses ("loss mitigation bonds"). These securities were purchased at a discount and are accounted for excluding the effects of the Company's insurance.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Other invested assets primarily include trading securities, which are carried at fair value with unrealized gains and losses recorded in net income.

Equity method investment in affiliate include an approximately 39% investment in MAC Holdings (see Note 12, Investment in MAC Holdings) and a 50% investment in AGPFC.

Cash consists of cash on hand and demand deposits. As a result of the lag in reporting FG VIEs, cash and short-term investments do not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company's insurance subsidiaries to the consolidated FG VIEs until the subsequent reporting period.

Assessment for Other-Than Temporary Impairments

The amount of other-than-temporary-impairment recognized in earnings depends on whether (1) an entity intends to sell the security or (2) it is more-likely-than-not that the entity will be required to sell the security before recovery of its amortized cost basis. If the Company intends to sell the security, or it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the entire difference between the investment's amortized cost basis and its fair value at the balance sheet date is recorded as a realized loss.

If an entity does not intend to sell the security and it is not more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary-impairment is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates;

•	whether scheduled interest payments are past due; and

•	whether the Company has the intent to sell the security prior to its recovery in fair value.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections requires the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Investment Portfolio

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Income earned on the investment portfolio managed by third parties declined due to lower reinvestment rates and lower asset balances. Accrued investment income on fixed maturity securities and short-term investments was $20 million and $30 million as of December 31, 2013 and December 31, 2012, respectively.

Net Investment Income

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Income from fixed maturity securities managed by third parties	$73	$94	$95
Income from fixed maturities internally managed	13	8	6
Gross investment income	86	102	101
Investment expenses	(2)	(2)	(2)
Net investment income	$84	$100	$99

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Gross realized gains on available-for-sale securities	$51	$5	$7
Gross realized gains on other assets in investment portfolio	19	0	0
Gross realized losses on available-for-sale securities	(1)	0	(1)
Gross realized losses on other assets in investment portfolio	0	0	(1)
Other-than-temporary impairment	(19)	(11)	(4)
Net realized investment gains (losses)	$50	$(6)	$1

The following table presents the roll-forward of the credit losses of fixed maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses in the Investment Portfolio

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Balance, beginning of period	$15	$4	$2
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	12	11	1
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	6	0	1
Balance, end of period	$33	$15	$4

Fixed Maturity Securities and Short Term Investments
by Security Type
As of December 31, 2013

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed maturity securities:
Obligations of state and political subdivisions	56%	$1,157	$33	$(13)	$1,177	$4	AA-
U.S. government and agencies	22	452	12	(5)	459	—	AA+
Corporate securities	3	57	3	(1)	59	—	AA-
Mortgage-backed securities(4):
RMBS	4	79	5	(17)	67	(14)	BIG
CMBS	1	20	1	—	21	—	AAA
Asset-backed securities	6	123	6	(1)	128	3	BIG
Foreign government securities	5	108	5	(1)	112	—	AA+
Total fixed maturity securities	97	1,996	65	(38)	2,023	(7)	AA-
Short-term investments	3	71	0	0	71	—	AAA
Total investment portfolio	100%	$2,067	$65	$(38)	$2,094	$(7)	AA-

Fixed Maturity Securities and Short Term Investments
by Security Type
As of December 31, 2012

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed maturity securities:
Obligations of state and political subdivisions	64%	$1,713	$158	$(11)	$1,860	$2	AA
U.S. government and agencies	15	$404	$22	$0	$426	$—	AA+
Corporate securities	5	123	13	0	136	—	A+
Mortgage-backed securities(4):
RMBS	4	118	6	(23)	101	(21)	A-
CMBS	3	74	8	0	82	—	AAA
Asset-backed securities	1	28	1	(3)	26	1	BIG
Foreign government securities	3	83	9	0	92	—	AAA
Total fixed maturity securities	95	2,543	217	(37)	2,723	(18)	AA
Short-term investments	5	130	0	0	130	—	AAA
Total investment portfolio	100%	$2,673	$217	$(37)	$2,853	$(18)	AA
___________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 20, Other Comprehensive Income

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government agency obligations were approximately 24% of mortgage backed securities as of December 31, 2013 and 41% as of December 31, 2012 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Securities rated lower than A-/A3 by S&P or Moody’s are not eligible to be purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2013 and December 31, 2012 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2013 (1)

State	State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$30	$96	$101	$227	$220	AA
California	5	20	105	130	125	A-
New York	—	13	113	126	125	AA-
Florida	—	25	50	75	72	AA-
Massachusetts	2	11	47	60	59	AA
Illinois	—	17	37	54	55	A+
Washington	13	—	29	42	41	AA
Georgia	—	—	37	37	39	AA-
Arizona	—	—	31	31	32	AA
South Carolina	11	6	11	28	28	AA-
All others	35	69	212	316	313	AA
Total	$96	$257	$773	$1,126	$1,109	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2012 (1)

State	State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$33	$126	$132	$291	$263	AA
New York	—	36	180	216	196	AA
California	—	44	152	196	190	A+
Massachusetts	22	13	68	103	93	AA
Florida	13	14	75	102	93	AA-
Illinois	—	19	50	69	65	AA-
Washington	23	—	42	65	60	AA
Arizona	—	—	64	64	58	AA
Georgia	—	8	51	59	56	AA
Hawaii	21	7	18	46	42	AA
All others	95	86	327	508	469	AA
Total	$207	$353	$1,159	$1,719	$1,585	AA
____________________

(1)
Excludes $51 million and $141 million as of December 31, 2013 and 2012, respectively, of pre-refunded bonds. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2013		As of December 31, 2012
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Tax backed	$172	$168	$248	$225
Water and sewer	151	151	245	224
Transportation	135	133	214	196
Higher education	106	107	155	141
Municipal utilities	104	102	162	149
All others	105	103	135	141
Total	$773	$764	$1,159	$1,076
The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. Each of the portfolio managers perform independent analysis on every municipal security they purchase for the Company’s portfolio. The Company meets with each of its portfolio managers quarterly and reviews all investments with a change in credit rating as well as any investments on the manager’s watch list of securities with the potential for downgrade.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2013

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$261	$(13)	$3	$0	$264	$(13)
U.S. government and agencies	148	(5)	—	—	148	(5)
Corporate securities	18	(1)	—	—	18	(1)
Mortgage-backed securities:
RMBS	10	(1)	15	(16)	25	(17)
CMBS	—	—	—	—	—	—
Asset-backed securities	—	—	11	(1)	11	(1)
Foreign government securities	42	(1)	—	—	42	(1)
Total	$479	$(21)	$29	$(17)	$508	$(38)
Number of securities		112		5		117
Number of securities with OTTI		5		1		6

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2012

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$29	$(11)	$—	$—	$29	$(11)
U.S. government and agencies	1	0	—	—	1	0
Corporate securities	2	0	—	—	2	0
Mortgage-backed securities:
RMBS	3	(1)	12	(22)	15	(23)
CMBS	1	0	—	—	1	0
Asset-backed securities	—	—	9	(3)	9	(3)
Foreign government securities	2	0	—	—	2	0
Total	$38	$(12)	$21	$(25)	$59	$(37)
Number of securities		13		3		16
Number of securities with OTTI		—		2		2

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2013, two securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of December 31, 2013 was $17 million. The Company has determined that the unrealized losses recorded as of December 31, 2013 are yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of December 31, 2013 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2013

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$186	$188
Due after one year through five years	382	391
Due after five years through 10 years	334	345
Due after 10 years	995	1,011
Mortgage-backed securities:
RMBS	79	67
CMBS	20	21
Total	$1,996	$2,023

To fulfill state licensing requirements, the Company has placed on deposit eligible securities of $8 million and $9 million as of December 31, 2013 and December 31, 2012, respectively, based on fair value.

The fair value of AGC’s pledged securities under credit derivative contracts totaled $674 million and $659 million as of December 31, 2013 and December 31, 2012, respectively.

No material investments of the Company were non-income producing for years ended December 31, 2013 and 2012.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short term investments). The internally managed portfolio, excluding equity method investments, represents approximately 10% of the investment portfolio, on a fair value basis as of December 31, 2013. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses, at discounted prices (assets purchased for loss mitigation purposes). In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets).

Additional detail about the types and amounts of securities acquired by the Company for loss mitigation, other risk management and in the trading portfolio is set forth in the table below.

Internally Managed Portfolio
Carrying Value

	As of December 31,
	2013	2012
	(in millions)
Assets purchased for loss mitigation purposes:
Fixed maturity securities:
Obligations of state and political subdivisions	$28	$23
RMBS	51	34
Asset-backed securities	127	26
Other risk management assets:
Fixed maturity securities:
Other	—	12
Trading portfolio (other invested assets)	41	23
Total	$247	$118

Internally managed portfolio also includes equity method investments which consist of investment in MAC Holdings of $289 million as of December 31, 2013 and investment in AGPFC of $19 million as of December 31, 2013 and $29 million as of December 31, 2012.

12.     Investment in MAC Holdings

Accounting Policy

The Company accounts for its investment in MAC Holdings using the equity method. When the Company does not have a controlling financial interest in an entity but can exert significant influence over the entity’s operating and financial policies, the investment is accounted for under the equity method of accounting under U.S. GAAP. Significant influence generally exists when the firm owns 20% to 50% of the entity’s common stock or in-substance common stock.

Investment in MAC Holdings

On July 16, 2013, subsidiaries of Assured Guaranty Ltd. completed a series of transactions that increased the capitalization of MAC to $800 million on a statutory basis.

AGM and its subsidiaries Assured Guaranty Municipal Insurance Company ("AGMIC") and Assured Guaranty (Bermuda) Ltd. ("AGBM") terminated the reinsurance pooling agreement pursuant to which AGMIC and AGBM had assumed a quota share percentage of the financial guaranty insurance policies issued by AGM, and AGM reassumed such ceded business. Subsequently, AGMIC was merged into AGM, with AGM as the surviving company.

AGBM, which had made a loan of $82.5 million to Assured Guaranty US Holdings Inc. ("AGUS"), an indirect parent holding company of AGM, received all of the outstanding shares of MAC held by AGUS and cash, in full satisfaction of the principal of and interest on such loan. After AGBM distributed substantially all of its assets, including the MAC shares, to AGM as a dividend, AGM sold AGBM to its affiliate Assured Guaranty Re Ltd. ("AG Re"). Subsequently, AGBM and AG Re merged, with AG Re as the surviving company. The sale of AGBM to, and subsequent merger with, AG Re were each effective as of July 17, 2013.

A new company, MAC Holdings, was formed to own 100% of the outstanding stock of MAC. AGM and AGC subscribed for approximately 61% and 39% of the outstanding MAC Holdings common stock, respectively, for which AGM paid $425 million and AGC paid $275 million, as consideration. The consideration consisted of all of MAC's outstanding common stock (in the case of AGM), cash and marketable securities.

MAC Holdings then contributed cash and marketable securities having a fair market value sufficient to increase MAC's policyholders' surplus to approximately $400 million, and purchased a surplus note issued by MAC in the principal amount of $300 million. In addition, AGM purchased a surplus note issued by MAC in the principal amount of $100 million.

Following the increase in MAC's capitalization, AGM ceded par exposure of approximately $87 billion and unearned premiums of approximately $468 million to MAC, and AGC ceded par exposure of approximately $24 billion and unearned premiums of approximately $249 million to MAC.

In addition, on July 15, 2013, AGC was notified that the Maryland Insurance Administration ("MIA") did not object to AGC reassuming contingency reserves that it had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•
AGC may reassume 33% of a contingency reserve base of approximately $267 million (the “MD Contingency Reserve Base”) in 2013, after July 16, 2013, the date on which the transactions for the capitalization of MAC were completed (the "Closing Date").

•
AGC may reassume 50% of the MD Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the MIA and the New York State Department of Financial Services ("NYSDFS").

•	AGC may reassume the remaining 17% of the MD Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the MIA and the NYSDFS.

The reassumption of the contingency reserves by AGC has the effect of increasing contingency reserves by the amount reassumed and decreasing their policyholders' surpluses by the same amount; there would be no impact on the statutory or rating agency capital of AGC. The reassumption of contingency reserves by AGC permits the release of amounts from the AG Re trust accounts securing AG Re's reinsurance of AGC and consequently increases AG Re's liquidity.

In accordance with the above approvals, in the third quarter of 2013, AGC reassumed 33% of its contingency reserve bases as discussed above. This reassumption permitted the release of assets from the AG Re trust accounts securing AG Re's reinsurance of AGC by approximately $77 million, after adjusting for increases in the amounts required to be held in such accounts due to changes in asset values.

Summarized Financial Information of MAC Holdings

The following table presents summarized financial information for MAC Holdings as of December 31, 2013:

Summarized Financial Information of MAC Holdings

As of and for the Year Ended December 31, 2013
(in millions)
Total assets	$1,509
Total liabilities	774
Net income	49

13.	Insurance Company Regulatory Requirements

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements and compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGC is a Maryland domiciled insurance company. AGC prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners (“NAIC”) and the Maryland Insurance Administration. Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual. The Company has no permitted accounting practices on a statutory basis.

GAAP differs in certain significant respects from U.S. insurance companies' statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

•	upfront premiums are earned when related principal and interest have expired rather than earned over the expected period of coverage;

•	acquisition costs are charged to expense as incurred rather than over the period that related premiums are earned;

•	a contingency reserve is computed based on statutory requirements;:

•	certain assets designated as “non-admitted assets” are charged directly to statutory surplus but are reflected as assets under GAAP;

•	investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent;

•
the amount of deferred tax assets that may be admitted is subject to an adjusted surplus threshold and is  generally limited to the lesser of those assets the Company expects to realize within three years of the balance sheet date or fifteen percent of the Company's adjusted surplus. This realization period and surplus percentage is subject to change based on the amount of adjusted surplus;

•	insured CDS are accounted for as insurance contracts rather than as derivative contracts recorded at fair value;

•	bonds are generally carried at amortized cost rather than fair value;

•	VIEs are not consolidated;

•	surplus notes are recognized as surplus rather than as a liability and each payment of principal and interest is recorded only upon approval of the insurance regulator;

•
present value of expected losses are discounted at 5%, recorded when the loss is deemed probable and recorded without consideration of the unearned premium reserve as opposed to discounted at the risk free rate at the end of each reporting period and only to the extent they exceed unearned premium reserve;

•	present value of installment premiums and commissions are not recorded on the balance sheets.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2013	2012	2013	2012	2011
	(in millions)
AGC	$693	$905	$211	$31	$230

Dividend Restrictions and Capital Requirements

AGC is a Maryland domiciled insurance company. Under Maryland's insurance law, AGC may, with prior notice to the Maryland Insurance Commissioner, pay an ordinary dividend that, together with all dividends paid in the prior 12 months, does not exceed 10% of its policyholders' surplus (as of the prior December 31) or 100% of its adjusted net investment income during that period. As of December 31, 2013, approximately $2 million was available for distribution of dividends in the first quarter of 2014, after giving effect to dividends paid in the prior 12 months. The maximum amount available during 2014 for AGC to pay ordinary dividends to AGUS, after giving effect to dividends paid in the prior 12 months, will be approximately $69 million.

    The Company does not currently anticipate that its affiliate MAC will distribute any dividends.

Dividends Paid

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Dividends paid by AGC to AGUS	$67	$55	$30

14.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

Non-interest‑bearing tax and loss bonds are purchased to prepay the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail. AGC files as part of a consolidated federal income tax return with its shareholder, AGUS and its U.S. taxpaying subsidiaries. Each company, as a member of the consolidated tax return group, pays its proportionate share of the consolidated federal tax burden for the group as if each company filed on a separate return basis with current period credit for net losses.

Provision for Income Taxes

In conjunction with AGL's purchase of Assured Guaranty Municipal Holdings Inc. on July 1, 2009, AGM and its insurance company subsidiaries have joined the consolidated federal tax group of AGUS, an indirect parent holding company of AGM. A new tax sharing agreement was entered into effective July 1, 2009, subsequently amended to include MAC, whereby each company in the AGUS consolidated tax group pays or receives its proportionate share of the consolidated federal tax burden for the group as if each company filed on a separate return basis with current period credit for net losses. In conjunction with the acquisition of MAC (formerly Municipal and Infrastructure Assurance Corporation) on May 31, 2012, MAC has joined the consolidated federal tax group. Please refer to Note 12, Investment in MAC Holdings, for series of transactions impacting MAC and MAC Holdings in July 2013.

AGC and AGUK are subject to U.S. and United Kingdom income tax, respectively. AGC and AGUK are subject to income taxes imposed by U.S. and United Kingdom authorities at marginal corporate income tax rates of 35% and 23.25%, respectively, and file applicable tax returns.For periods subsequent to April 1, 2013, the U.K. corporation tax rate has been reduced to 23%, for the period April 1, 2012 to April 1, 2013 the U.K. corporation tax rate was 24% resulting in a blended tax rate of 23.25% in 2013, prior to April 1, 2012, the U.K. corporation tax rate was 26% resulting in a blended tax rate of 24.5% in 2012 and prior to April 1, 2011, the U.K. corporation rate was 28% resulting in a blended tax rate of 26.5% in 2011. The Company’s overall corporate effective tax rate fluctuates based on the distribution of income across jurisdictions.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$61	$(125)	$143
Tax-exempt interest	(16)	(19)	(19)
Equity earnings in investee	(6)	—	—
Provision to file adjustments	(3)	—	(1)
Change in liability for uncertain tax positions	(2)	2	2
Deferred inventory adjustment	15	—	—
Other	(2)	1	1
Total provision (benefit) for income taxes	$47	$(141)	$126
Effective tax rate	30.4%	39.7%	30.9%

The deferred inventory adjustment in the table above represents adjustments recorded in the current period related to prior years, as a result of enhancements to the Company's analysis of the deferred tax inventory. The amount relates to the periods 2009 and prior.

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election or as controlled foreign corporations are included at the U.S. statutory tax rate.

Components of Net Deferred Tax Assets

	As of December 31,
	2013	2012
	(in millions)
Deferred tax assets:
Unrealized losses on credit derivative financial instruments, net	$327	$320
Loss and LAE reserve	25	87
Tax and loss bonds	13	9
Tax basis step-up	5	5
FG VIEs	12	14
Partnership basis difference	20	16
Other	40	28
Total deferred income tax assets	442	479
Deferred tax liabilities:
Unearned premium reserves, net	33	13
Contingency reserves	22	9
Unrealized appreciation on investments	9	59
Unrealized gains on CCS	9	7
Other	28	20
Total deferred income tax liabilities	101	108
Net deferred income tax asset	$341	$371

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative GAAP income of the Company, cumulative operating income Assured Guaranty US Holdings Inc. together with its U.S. subsidiaries has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

AGUS has open tax years with the U.S. Internal Revenue Service (“IRS”) for 2009 forward and is currently under audit for the 2009 - 2011 tax years. The IRS concluded its field work with respect to tax years 2006 through 2008 without adjustment.  On February 20, 2013 the IRS notified AGUS that the Joint Committee on Taxation completed its review of the 2006 through 2008 tax years and has accepted the results of the IRS examination without exception. The Company's U.K. subsidiary is not currently under examination and has open tax years of 2011 forward.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits. The Company does not believe it is reasonably possible that this amount will change significantly in the next twelve months.

	2013	2012	2011
	(in millions)
Balance as of January 1,	$17	$15	$13
True-up from tax return filings	4	—	—
Increase in unrecognized tax benefits as a result of position taken during the current period	3	2	2
Decrease due to closing of IRS audit	(9)	—	—
Balance as of December 31,	$15	$17	$15

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense and has accrued $0.5 million per year from 2011 to 2013. As of December 31, 2013 and December 31, 2012, the Company has accrued $1 million and $1 million of interest, respectively.

The total amount of unrecognized tax benefits at December 31, 2013, that would affect the effective tax rate, if recognized, is $15 million.

Liability For Tax Basis Step-Up Adjustment

In connection with the Company's initial public offering, the Company and ACE Financial Services Inc. (“AFS”), a subsidiary of ACE Limited, entered into a tax allocation agreement, whereby the Company and AFS made a “Section 338 (h)(10)” election that has the effect of increasing the tax basis of certain affected subsidiaries' tangible and intangible assets to fair value. Future tax benefits that the Company derives from the election will be payable to AFS when realized by the Company.

As a result of the election, the Company has adjusted its net deferred tax liability, to reflect the new tax basis of the Company's affected assets. The additional basis is expected to result in increased future income tax deductions and, accordingly, may reduce income taxes otherwise payable by the Company. Any tax benefit realized by the Company will be paid to AFS. Such tax benefits will generally be calculated by comparing the Company's affected subsidiaries' actual taxes to the taxes that would have been owed by those subsidiaries had the increase in basis not occurred. After a 15 year period which ends in 2019, to the extent there remains an unrealized tax benefit, the Company and AFS will negotiate a settlement of the unrealized benefit based on the expected realization at that time.

As of December 31, 2013 and December 31, 2012, the liability for tax basis step-up adjustment, which is included in the Company's balance sheets in “Other liabilities,” was $5 million and $6 million, respectively. The Company has paid ACE Limited and correspondingly reduced its liability by $1 million in 2013.

Tax Treatment of CDS

The Company treats the guaranty it provides on CDS as an insurance contract for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized fair value loss in excess of credit-related losses would revert to zero. The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

15.	Reinsurance and Other Monoline Exposures

AGC assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums, the accounting model described in Note 4 is followed, for assumed and ceded financial guaranty insurance losses, the accounting model in Note 7 is followed. For any ceded credit derivative contracts, the accounting model in Note 9 is followed.

Assumed and Ceded Business

The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to reinsurance ceded pursuant to such agreements, after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

The downgrade of the financial strength ratings of AGC gives certain reinsurance companies the right to recapture ceded business, which would lead to a reduction in the Company's unearned premium reserve and related earnings on such reserve. With respect to a significant portion of the Company’s in-force financial guaranty Assumed Business, based on AGC's current ratings and subject to the terms of each reinsurance agreement, the ceding company may have the right to recapture Assumed Business ceded to AGC, and in connection therewith, to receive payment from the assuming reinsurer of an amount equal to the reinsurer’s statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional ceding commission. As of December 31, 2013, if each third party company ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AGC could be required to pay to all such companies would be approximately $61 million.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Premiums Written:
Direct	$(16)	$46	$2
Assumed(1)	10	25	(1)
Ceded	(248)	(41)	(20)
Net	$(254)	$30	$(19)
Premiums Earned:
Direct	$121	$119	$119
Assumed	19	24	20
Ceded	(67)	(45)	(46)
Net	$73	$98	$93
Loss and LAE:
Direct	$(53)	$72	$48
Assumed	(34)	13	(8)
Ceded	31	(39)	(61)
Net	$(56)	$46	$(21)
____________________

(1)	Negative assumed premiums written were due to cancellations and changes in expected Debt Service schedules.

Reinsurer Exposure

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. As of December 31, 2013, based on fair value, the Company had $85 million of fixed maturity securities in its investment portfolio wrapped by Ambac Assurance Corporation (“Ambac”), $46 million by National Public Finance Guarantee Corporation and $61 million by AGM.

Exposure by Reinsurer

	Ratings as of April 10, 2014		Par Outstanding as of December 31, 2013
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding(1)	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies:
AG Re	Baa1	AA	$31,595	$—	$—
AGM	A2	AA	31	318	—
MAC (2)	NR (5)	AA	23,611	—	—
Affiliated Companies			55,237	318	—
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	WR(3)	WR	1,631	—	—
Radian Asset Assurance Inc. ("Radian")	Ba1	B+	101	—	1,082
Ambac (4)	WR	WR	85	1,484	913
ACA Financial Guaranty Corp.	NR	WR	9	0	9
MBIA Inc.	(4)	(4)	—	1,280	3,223
CIFG Assurance North America Inc. ("CIFG")	WR	WR	—	53	4,910
Financial Guaranty Insurance Co.	WR	WR	—	625	72
Syncora Guarantee Inc.	WR	WR	—	605	15
Other	Various	Various	74	933	—
Non-Affiliated Companies			1,900	4,980	10,224
Total			$57,137	$5,298	$10,224
 ____________________

(1)	Includes $7,982 million in ceded par outstanding related to insured credit derivatives.

(2)	MAC is rated AA+ (stable outlook) from Kroll Bond Rating Agency.

(3)	Represents “Withdrawn Rating.”

(4)	MBIA Inc. includes various subsidiaries which are rated AA- and B by S&P and Baa1, B1 and B3 by Moody’s. Ambac includes policies in their general and segregated account.

(5)	Represents “Not Rated.”

Ceded Par Outstanding by Reinsurer and Credit Rating
As of December 31, 2013

	Internal Credit Rating
Reinsurer	AAA	AA	A	BBB	BIG	Total
	(in millions)
AG Re	$15,046	$5,382	$3,335	$4,931	$2,901	$31,595
AGM	28	3	—	—	—	31
MAC	16,665	4,025	41	2,867	13	23,611
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	458	145	582	323	123	1,631
Radian	53	—	—	48	—	101
Ambac	85	—	—	—	—	85
ACA Financial Guaranty Corp.	—	—	—	9	—	9
Other	74	0	—	—	—	74
Total	$32,409	$9,555	$3,958	$8,178	$3,037	$57,137

In accordance with U.S statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. All of the unauthorized reinsurers in the table above post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves, all calculated on a statutory basis of accounting. Collateral may be in the form of letters of credit or trust accounts. The total collateral posted by all affiliated and non-affiliated reinsurers as of December 31, 2013 is approximately $610 million.

Second-to-Pay
Insured Par Outstanding by Internal Rating
As of December 31, 2013(1)

	Public Finance					Structured Finance
	AAA	AA	A	BBB	BIG	AAA	AA	A	BBB	BIG	Total
	(in millions)
AGM	$—	$318	$—	$—	$—	$—	$—	$—	$—	$—	$318
Ambac	—	89	536	584	45	—	—	53	177	—	1,484
MBIA Inc.	38	179	668	77	—	—	154	—	149	15	1,280
CIFG	—	1	36	16	—	—	—	—	—	—	53
Financial Guaranty Insurance Co.	—	—	86	158	64	258	—	59	—	—	625
Syncora Guarantee Inc.	—	14	162	148	53	53	42	—	—	133	605
Other	—	—	933	—	—	—	—	—	—	—	933
Total	$38	$601	$2,421	$983	$162	$311	$196	$112	$326	$148	$5,298
____________________

(1)	Assured Guaranty's internal rating.

Amounts Due (To) From Reinsurers
As of December 31, 2013

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Assumed Expected Loss and LAE	Ceded Expected Loss and LAE
	(in millions)
AG Re	$—	$(72)	$—	$122
MAC	—	(3)	—	—
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	—	(1)	—	4
Ambac	3	—	(6)	—
MBIA Inc.	7	—	(9)	—
Other	0	(2)	—	—
Total	$10	$(78)	$(15)	$126

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into an aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2014. The facility covers losses occurring either from January 1, 2014 through December 31, 2021, or January 1, 2015 through December 31, 2022, at the option of AGC, AGM and MAC. It terminates on January 1, 2016, unless AGC, AGM and MAC choose to extend it. The facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2013, excluding credits that were rated non-investment grade as of December 31, 2013 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.5 billion in the aggregate. The facility covers a portion of the next $500 million of losses, with the reinsurers assuming pro rata in the aggregate $450 million of the $500 million of losses and AGC, AGM and MAC jointly retaining the remaining $50 million of losses. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC have paid approximately $19 million of premiums during 2014 for the term January 1, 2014 through December 31, 2014 and deposited approximately $19 million of securities into trust accounts for the benefit of the reinsurers to be used to pay the premium for January 1, 2015 through December 31, 2015. This facility replaces the $435 million aggregate excess of loss reinsurance facility that AGC and AGM had entered into on January 22, 2012.
Reinsurance Agreement with Radian Asset Assurance Inc.

On January 24, 2012, AGC entered into an agreement under which it has reinsured approximately $1.8 billion of Radian public finance par. In connection with the reinsurance assumption, the Company received a payment of $22 million. The reinsured portfolio was composed entirely of selected credits that met the Company’s underwriting standards.

16.	Related Party Transactions

Guarantees or Contingencies for Related Parties

AGC issues financial guaranty policies guaranteeing the obligations of its affiliate, AGFP, to various third‑party beneficiaries under credit default swap agreements. Please see Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives, for additional information on AGC's exposure to AGFP's CDS. Pursuant to its financial guaranty policy, AGC is obligated to pay the beneficiary named in the policy, upon receipt of a claim as contemplated thereby, amounts that become due for payment by AGFP in the event of a payment default by AGFP under the applicable credit default swap agreement. AGC may have a payment obligation to the beneficiary so long as there are outstanding transactions between AGFP and the beneficiary under the ISDA master agreement entered into by the parties. Pursuant to its financial guaranty policy, AGC is fully subrogated to the rights of the beneficiary to the extent of payment by AGC under such policy. The financial guaranty policies are non-cancelable for any reason, including by reason of non-payment of premium.

In consideration of the issuance of the financial guaranty policy, AGFP agrees to pay AGC premium pursuant to a premium agreement. Pursuant to the premium agreement, AGFP also agrees to pay the fees and expenses of AGC in connection with the issuance of the financial guaranty insurance policy and the performance of its obligations under such policy. Under such premium agreement, AGC is fully subrogated to AGFP's rights (including its right to receive payments) under the underlying agreement to the extent that AGC makes payments pursuant to the financial guaranty policy.

AGC and AGUK entered into an amended and restated net worth maintenance agreement effective May 31, 2013 pursuant to which AGC is obligated to cause AGUK to maintain capital resources equal to 110% of the greatest of the amounts as may be required by the Prudential Regulation Authority as a condition for AGUK maintaining its authorization to carry on a financial guarantee business in the U.K. AGC made a capital contribution of $30 million to AGUK during 2013 pursuant to this agreement. In consideration for the guarantee provided by AGC, AGUK agrees to pay a fee each calendar quarter equal to £14 thousand. AGC also guarantees the lease obligations of AGUK for its lease of office space at 1 Finsbury Square, London.

Management, Service Contracts or Cost Sharing Arrangements

Under a Service Agreement between the Company and certain of its affiliates dated January 1, 2010, as amended thereafter, AGC makes available to its affiliates certain equipment, insurance and/or services, underwriting, actuarial, surveillance, marketing, claims handling, legal, information technologies, corporate secretarial, human resources, accounting, tax, financial reporting and investment planning services. Also under the Service Agreement, AGM makes available to AGC and other affiliates the use of certain equipment and office space owned by AGM. Expenses under the Service Agreement are allocated directly, where appropriate, and where not appropriate, based upon an allocation of employee time and corresponding office overhead. The Service Agreement provides for quarterly settlements and an express right of offset with regards to amounts owing between parties under such agreement and other agreements between such parties.

See Note 19, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to AGC.

For the years ended December 31, 2013, 2012 and 2011, the Company allocated expenses of $96 million, $85 million and $75 million, respectively, under these affiliate expense sharing agreements. The increase in the expenses that AGC allocated to affiliates was a result of an updated time study. The primary driver was an increase in expenses allocated to AGM which guaranteed the majority of new business in 2013, 2012 and 2011.

Amounts Due (To) From Affiliated Companies

	As of December 31,
	2013	2012
	(in millions)
Affiliated companies
AGM	$43	$36
MAC	7	—
AG Re	5	9
AGL	(18)	(17)
Other	6	3
Total	$43	$31

Note Payable to Affiliate

See Note 18, Note Payable to Affiliate and Credit Facilities.

Reinsurance Agreements

The Company assumes and cedes business to affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2013	2012
	(in millions)
Assets:
Ceded unearned premium reserve
AG Re	$300	$345
MAC	236	—
Reinsurance recoverable on unpaid losses
AG Re	104	146
Reinsurance recoverable on paid losses(1)
AG Re	6	6
Net credit derivative asset (liability)
AG Re	344	336
AGFP	(1)	14
Liabilities:
Ceded funds held(2)
AG Re	7	8
Reinsurance balances payable, net
AG Re	79	87
MAC	3	—
Other liabilities(3)
AG Re	84	96
Other information:
Exposure
Ceded par outstanding
AG Re	31,595	35,641
AGM	31	35
MAC	23,611	—
____________________

(1)	Included in other assets on the consolidated balance sheets.

(2)	Included in other liabilities on the consolidated balance sheets.

(3)	Represents deferred ceding commissions.

The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Revenues:
Net earned premiums
AG Re	$(44)	$(40)	$(44)
MAC	(13)	—	—
Realized gains and other settlements
AG Re	15	23	8
AGFP	(96)	(68)	(8)
Net unrealized gains (losses) on credit derivatives
AG Re	15	115	(84)
Expenses:
Loss and loss adjustment expenses (recoveries)
AG Re	29	(39)	(60)
Commissions expense (income)
AG Re	(12)	(11)	(11)

17.	Commitments and Contingencies

Leases

The Company is party to various lease agreements accounted for as operating leases. In June 2008, AGC entered into a five-year lease agreement for New York City office space. Future minimum annual payments of $5 million for the first twelve month period and $6 million for subsequent twelve month periods commenced October 1, 2008 and are subject to escalation in building operating costs and real estate taxes. During second quarter 2009, the Company decided not to occupy the office space described above and subleased it to two tenants for total minimum annual payments of approximately $4 million until October 2013, when the lease expired.

Rent expense was $3.1 million in 2013, $3.4 million in 2012 and $4.4 million in 2011.

Future Minimum Rental Payments

Year	(in millions)
2014	$0.7
2015	0.5
2016	0.4
2017	—
2018	—
Thereafter	—
Total	$1.6

Legal Proceedings

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In addition, in the ordinary course of its business, AGC and AGUK assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in the "Recovery Litigation" section of Note 6, Expected Loss to be Paid, as of the date of this filing, AGC had filed complaints against certain sponsors and underwriters of RMBS securities that AGC had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company’s Financial Guaranty Business

The Company receives subpoenas duces tecum and interrogatories from regulators from time to time.

Beginning in July 2008 AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco by a number of plaintiffs. Subsequently, plaintiffs' counsel filed amended complaints against AGM and AGC and added additional plaintiffs. These complaints alleged that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs asserted claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGM, AGC and the other defendants' demurrer, the court overruled the demurrer on the following claims: breach of contract, violation of California's antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an anti-SLAPP ("Strategic Lawsuit Against Public Participation") motion to strike the complaints under California's Code of Civil Procedure. On July 9, 2013, the court entered its order denying in part and granting in part the bond insurers' motion to strike. As a result of the order, the causes of action that remain against AGC are: claims of breach of contract and fraud, brought by the City of San Jose, the City of Stockton, East Bay Municipal Utility District and Sacramento Suburban Water District, relating to the failure to disclose the impact of risky financial transactions on their financial condition; and a claim of breach of the unfair business practices law brought by The Jewish Community Center of San Francisco. On September 9, 2013, plaintiffs filed an appeal of the anti-SLAPP ruling on the California antitrust statute. On September 30, 2013, AGC, AGM and the other bond insurer defendants filed a notice of cross-appeal. The complaints generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss, if any, that may arise from these lawsuits.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AGFP under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. With respect to the 28 credit derivative transactions, AGFP calculated that LBIE owes AGFP approximately $25 million, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. LBIE is seeking unspecified damages. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the count relating to the remaining transactions. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

18.	Note Payable to Affiliate and Credit Facilities

Accounting Policy

The note payable to affiliate was recorded at its principal amount. There was no discount or premium at the time of issuance of the note.

Note Payable to Affiliate

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. AGC incurred $15 million of interest expense during the years ended December 31, 2013, 2012 and 2011. AGC paid $15 million, $15 million and $15 million of interest to AGM during 2013, 2012 and 2011, respectively.

Committed Capital Securities

On April 8, 2005, AGC entered into separate agreements (the “Put Agreements”) with four custodial trusts (each, a “Custodial Trust”) pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50 million of perpetual preferred stock of AGC (the “AGC Preferred Stock”). The custodial trusts were created as a vehicle for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options have not been exercised through the date of this filing.

Distributions on the AGC CCS are determined pursuant to an auction process. On April 7, 2008 this auction process failed, thereby increasing the annualized rate on the AGC CCS to one-month LIBOR plus 250 basis points. Distributions on the AGC preferred stock will be determined pursuant to the same process.

19.	Employee Benefit Plans

Accounting Policy

AGC participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the “Incentive Plan”), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 10,970,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by a committee of the Board of Directors of AGL. The Compensation Committee of the Board serves as this committee except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2013, 3,189,396 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $2 million, $2 million and $2 million for the years ended December 31, 2013, 2012 and 2011, respectively, under the Incentive Plan.

Time Vested Stock Options

Nonqualified or incentive stock options may be granted to employees and directors of Assured Guaranty. Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued nonqualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. Some, but not all, of AGL's options have a performance or market condition.

Performance Stock Options

In 2012 and 2013, Assured Guaranty has granted performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant performance period reaches certain hurdles and if still employed on the third anniversary of grant date. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant. These restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal annual installments over a four-year period.

Performance Restricted Stock Units

Beginning in 2012, the Company has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant performance period reaches certain hurdles and if still employed on the third anniversary of grant date. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

Assured Guaranty established the AGL Employee Stock Purchase Plan ("Stock Purchase Plan") in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $0.1 million, $0.1 million and $0.1 million in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the years ended December 31, 2013, 2012 and 2011, respectively.

Defined Contribution Plan

The Company maintains a savings incentive plan, which is qualified under Section 401(a) of the Internal Revenue Code for U.S. employees. The savings incentive plan is available to eligible full-time employees upon hire. Eligible participants could contribute a percentage of their salary subject to a maximum of $17,500 for 2013. Contributions are matched by the Company at a rate of 100% up to 6% of participant's compensation, subject to IRS limitations. Any amounts over the IRS limits are contributed to and matched by the Company into a nonqualified supplemental executive retirement plan for employees eligible to participate in such nonqualified plan. The Company also makes a core contribution of 6% of the participant's compensation to the qualified plan, subject to IRS limitations, and the nonqualified supplemental executive retirement plan for eligible employees, regardless of whether the employee contributes to the plan(s). Employees become fully vested in Company contributions after one year of service, as defined in the plan. Plan eligibility is immediate upon hire.

The Company recognized defined contribution expenses of $3 million, $3 million and $4 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Cash-Based Compensation

Performance Retention Plan

Assured Guaranty has established the Assured Guaranty Ltd. Performance Retention Plan (“PRP”) which permits the grant of cash based awards to selected employees. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A. The PRP is a sub-plan under the Company's Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation).

Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment. Awards may vest upon the occurrence of other events as set forth in the plan documents. Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of per share adjusted book value during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. Operating return on equity and adjusted book value are defined in each PRP award agreement.

A payment otherwise subject to the $1 million limit on tax deductible compensation, will not be made unless performance satisfies a minimum threshold.

The Company recognized performance retention plan expenses of $4 million, $4 million, and $2 million for the years ended December 31, 2013, 2012 and 2011, respectively, representing its proportionate share of the Assured Guaranty expense.

Deferred Compensation

Certain executives of the Company elected to invest a portion of their Assured Guaranty Corp. supplemental employee retirement plan (“AGC SERP”) accounts in the employer stock fund in the AGC SERP. Each unit in the employer stock fund represents the right to receive one AGL common share upon a distribution from the AGC SERP. Each unit equals the number of AGL common shares which could have been purchased with the value of the account deemed invested in the employer stock fund as of the date of such election. As of December 31, 2013 and 2012, there were 74,309 and 68,181 units, respectively, in the AGC SERP.

20.	Other Comprehensive Income

The following tables present the changes in the balances of each component of accumulated other comprehensive income and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2013

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2012	$128	$(12)	$(5)	$111
Other comprehensive income (loss) before reclassifications	(75)	(5)	2	(78)
Amounts reclassified from AOCI to:
Other net realized investment gains (losses)	(48)	18	—	(30)
Tax (provision) benefit	16	(6)	—	10
Total amount reclassified from AOCI, net of tax	(32)	12	—	(20)
Net current period other comprehensive income (loss)	(107)	7	2	(98)
Balance, December 31, 2013	$21	$(5)	$(3)	$13

Year Ended December 31, 2012

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2011	$80	$2	$(8)	$74
Other comprehensive income (loss)	48	(14)	3	37
Balance, December 31, 2012	$128	$(12)	$(5)	$111

Year Ended December 31, 2011

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2010	$12	$2	$(7)	$7
Other comprehensive income (loss)	68	0	(1)	67
Balance, December 31, 2011	$80	$2	$(8)	$74

21.	Subsequent Events

Subsequent events have been considered through April 14, 2014, the date on which these financial statements were issued.